EXHIBIT 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

dated as of

February 10, 2017

by and among

Azure Midstream Partners, LP,

Azure TGG, LLC,

Talco Midstream Assets, Ltd.,

Azure ETG, LLC,

Marlin Midstream, LLC

and Turkey Creek Pipeline, LLC,

as Sellers,

and

M5 Midstream LLC,

as Buyer

TABLE OF CONTENTS

Article I DEFINITIONS AND RULES OF CONSTRUCTION		2
1.1	Definitions	2
1.2	Rules of Construction	2

Article II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		3
2.1	Sale and Purchase of Assets	3
2.2	Excluded Assets	5
2.3	Assumption of Liabilities	6
2.4	Excluded Liabilities	7
2.5	Assignment of Contracts, Permits and Other Assets	8
2.6	Preferential Purchase Rights	10

Article III CONSIDERATION		10
3.1	Consideration	10
3.2	Deposit	10
3.3	Purchase Price Adjustments	11
3.4	Adjustment Methodology	11
3.5	Preliminary Settlement Statement	12
3.6	Tax Allocation	12
3.7	Revenues and Expenses	13

Article IV REPRESENTATIONS AND WARRANTIES OF SELLERS		13
4.1	Organization of Sellers	13
4.2	Authorization; Enforceability	14
4.3	No Conflict	15
4.4	Consents; Preferential Purchase Rights	15
4.5	Contracts	15
4.6	Litigation	17
4.7	Brokers’ Fees	18
4.8	Taxes	18
4.9	Compliance with Laws	18
4.10	Environmental Matters	18
4.11	Title	19
4.12	Capital Commitments	19
4.13	Imbalances	19
4.14	Insurance	19
4.15	Matters Related to Assets	20
4.16	Throughput Data	20
4.17	Employee Matters	20
4.18	Affiliate Interests	21
4.19	Intellectual Property	21
4.20	Security Arrangements	21
4.21	Disclaimer	21

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Article V REPRESENTATIONS AND WARRANTIES OF BUYER		22
5.1	Organization of Buyer	22
5.2	Authorization; Enforceability	22
5.3	No Conflict	23
5.4	Consents and Approvals	23
5.5	Litigation	23
5.6	Brokers’ Fees	23
5.7	Financing	23
5.8	Independent Evaluation	24

Article VI COVENANTS		24
6.1	Conduct of Business, Operation of Assets	24
6.2	Access and Information	26
6.3	Regulatory Filings	27
6.4	Governmental Consents	28
6.5	Casualty or Condemnation Loss	28
6.6	Seller Marks	29
6.7	Record Retention	29
6.8	Bonds, Letters of Credit and Guarantees	29
6.9	Assigned Permits	30
6.10	Access to Title Records	30
6.11	Post-Closing Confidentiality	30
6.12	Notification of Certain Matters	30
6.13	Employee Matters	31
6.14	No Dismissal	31
6.15	Financing	32
6.16	Transition Services; Non-Solicitation	32
6.17	BP Gas Gathering Agreement	32
6.18	Bankruptcy Deposits	33

Article VII CONDITIONS TO CLOSING		33
7.1	Buyer’s Conditions to Closing	33
7.2	Sellers’ Conditions to Closing	34

Article VIII CLOSING		35
8.1	Closing	35
8.2	Seller Deliverables	35
8.3	Buyer Deliverables	36

Article IX BANKRUPTCY MATTERS		36
9.1	Break-Up Fee	36
9.2	Court Approval	37
9.3	Certain Bankruptcy Undertakings	37
9.4	Certain Sale Order Matters	38

Article X TERMINATION		38
10.1	Termination	38

10.2	Effect of Termination	40
10.3	Return of Documentation and Confidentiality	41

Article XI TAX MATTERS		41
11.1	Liability for Transfer Taxes	41
11.2	Allocation of Property Taxes	41
11.3	Cooperation on Tax Matters	42
11.4	Tax Audits	42
11.5	Tax Refunds	43

Article XII MISCELLANEOUS		43
12.1	Notices	43
12.2	Further Assurances	45
12.3	Succession and Assignment	45
12.4	Rights of Third Parties	45
12.5	Expenses	45
12.6	Counterparts	45
12.7	Entire Agreement	45
12.8	No Partnership	46
12.9	Amendments	46
12.10	Publicity	46
12.11	Non-Waiver	46
12.12	Severability	46
12.13	Governing Law; Jurisdiction	47
12.14	Survival	47
12.15	Specific Performance	47

LIST OF APPENDIXES, EXHIBITS AND SCHEDULES

Appendixes

Appendix I	Definitions

Exhibits

Exhibit A-1	Pipeline System
Exhibit A-2	Plants
Exhibit A-3	SWD Wells
Exhibit A-4	Real Property Interests
Exhibit A-5	Vehicles
Exhibit B	Excluded Assets
Exhibit C	Form of Assignment
Exhibit D	Form of Certificate of Non-Foreign Status
Exhibit E	RESERVED
Exhibit F	Form of Bid Procedures Order
Exhibit G	RESERVED
Exhibit H	Bid Procedures
Exhibit I-1	Form of Special Warranty Deed
Exhibit I-2	Form of Act of Cash Sale
Exhibit J	Dedicated Area

Schedules

Schedule 2.3(d)	Other Assumed Liabilities
Schedule 2.5(a)	Executory Contracts
Schedule 2.5(c)	Assigned Permits
Schedule 2.6	Preferential Right Asset
Schedule 4.1	Qualification to Do Business
Schedule 4.3	No Conflicts
Schedule 4.4(a)	Consents
Schedule 4.4(b)	Preferential Purchase Rights
Schedule 4.5(a)	Material Contracts
Schedule 4.5(b)	Breaches of Material Contracts
Schedule 4.6	Litigation
Schedule 4.8	Taxes
Schedule 4.9	Compliance with Laws
Schedule 4.10	Environmental Matters
Schedule 4.11	Title to Assets
Schedule 4.12	Capital Commitments
Schedule 4.13	Imbalances
Schedule 4.14	Insurance Policies
Schedule 4.15	Matters Related to Assets
Schedule 4.16	Throughput Data
Schedule 4.17(b)	Employee Matters

Schedule 4.18	Affiliate Interests
Schedule 4.19(a)	Material Intellectual Property
Schedule 4.19(b)	Intellectual Property Licenses
Schedule 4.19(c)	Licensed Intellectual Property of Sellers
Schedule 4.20	Security Arrangements
Schedule 7.1(c)	Required Consents
Schedule 8.2(g)	Owned Real Property

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (as the same may be amended or modified in accordance herewith, this “Agreement”), dated as of February 10, 2017 (the “Execution Date”), is entered into by and among Azure Midstream Partners, LP, a Delaware limited partnership (“Azure”), Azure TGG, LLC, a Delaware limited liability company (“Azure TGG”), Talco Midstream Assets, Ltd., a Texas limited partnership (“Talco Midstream”), Azure ETG, LLC, a Delaware limited liability company (“Azure ETG”), Marlin Midstream, LLC, a Texas limited liability company (“Marlin Midstream”), and Turkey Creek Pipeline, LLC, a Texas limited liability company (“Turkey Creek,” and together with Azure, Azure TGG, Talco Midstream, Azure ETG and Marlin Midstream, each a “Seller” and collectively, the “Sellers”), and M5 Midstream LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and each individually a “Party.”

RECITALS

WHEREAS, Sellers are the owners of the Assets (as defined below) located in Panola, Harrison, Angelina, Shelby, San Augustine, Nacogdoches and Rusk Counties, Texas and De Soto and Caddo Parishes, Louisiana;

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, as applicable, the Assets, subject to the terms and conditions described in this Agreement;

WHEREAS, on January 30, 2017, Sellers filed voluntary petitions for bankruptcy protection (each, a “Bankruptcy Case” and, collectively, the “Bankruptcy Cases”) to be administered under title 11 of the United States Bankruptcy Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”);

WHEREAS, subject to the terms of this Agreement and the Bid Procedures Order, Sellers intend that Buyer’s acquisition of the Assets would be accomplished through the sale, transfer and assignment of the Assets by Sellers to Buyer pursuant to Sections 105, 363, 365, 503 and 507 of the Bankruptcy Code, in each instance, free and clear of any and all Liens other than Permitted Liens to the extent provided in the Sale Order; and

WHEREAS, Sellers intend, pursuant to the terms of the final form of Bid Procedures Order approved by the Bankruptcy Court, to conduct a Sale Process to sell all of the Assets and Assumed Liabilities, all as more specifically provided for herein, and the sale of the Assets shall be subject to Buyer’s offer being the highest or otherwise best offer as determined in accordance with the Bid Procedures Order at the conclusion of the Sale Process.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1                               Definitions.  Capitalized terms used in this Agreement but not otherwise defined shall have the meanings given to such terms in Appendix I.

1.2                               Rules of Construction.

(a)                                 All Article, Section, Appendix, Schedule and Exhibit references used in this Agreement are to Articles and Sections of, and Appendixes, Schedules and Exhibits to, this Agreement unless otherwise specified.  The Appendix, Schedules and Exhibits attached to this Agreement constitute a part of this Agreement.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, terms and titles (including terms defined herein) in the singular have the corresponding meanings in the plural (and vice versa) and words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The terms “include,” “includes” or “including” shall mean “including without limitation.”  All references to currency or to “$” herein shall be to, and all payments required hereunder shall be paid in, Dollars.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(c)                                  Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time.

(d)                                 The Parties acknowledge that each Party has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)                                  The Exhibits and the disclosure schedules (the “Schedules”) attached hereto are hereby incorporated by reference and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(f)                                   The terms “day” or “days” mean and refer to calendar day(s).  The terms “year” and “years” mean and refer to calendar year(s).  If any action is to be taken or given on a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.

(g)                                  The term “made available to Buyer,” “delivered to Buyer” or similar phrases shall mean (i) made and remaining available to Buyer and its Representatives in Sellers’ electronic data room at http://lightserve.com at least five (5) Business Days prior to the Execution Date, (ii) actually delivered to Buyer and its Representatives prior to such five (5) Business Day period or (iii) delivered to Buyer and its Representatives within such five (5) Business Day period (but in any event prior to the Execution Date), provided that, in the case of clause (iii), receipt of such delivery is acknowledged by Buyer in writing.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                               Sale and Purchase of Assets.  Upon the terms and subject to the conditions set forth herein and subject to Section 2.2, at the Closing (in accordance with this Agreement and, to the extent necessary, subject to Bankruptcy Court approval), Sellers shall sell, assign, transfer and deliver or cause to be sold, assigned, transferred and delivered to Buyer, and Buyer will purchase, acquire and accept from Sellers, as applicable, free and clear of all Liens (except for Permitted Liens, if any), all of the business, assets, properties, contractual rights, goodwill, rights and claims used in, generated by or related to the Business, or otherwise owned, leased or licensed by Sellers, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Sellers, as applicable, including all confidential information and goodwill of Sellers, but excluding any of the Excluded Assets (collectively, the “Assets”). Except for any Excluded Assets described in Section 2.2 below, the Assets include, without limitation, Sellers’ right, title and interest in and to the following as of the Closing Date:

(a)                                 all pipelines, pipeline systems, flowlines, and gathering and processing systems described on Exhibit A-1 and all other pipelines, pipeline systems, flowlines, and gathering and processing systems (whether operating, being built or idle) of Sellers located in Panola, Harrison, Angelina, Shelby, San Augustine, Nacogdoches and Rusk Counties, Texas and De Soto and Caddo Parishes, Louisiana, together with all equipment, machinery, fixtures, power lines, and other personal, movable and mixed property of Sellers that is located at or in the immediate vicinity of such pipelines, pipeline systems, flowlines, and gathering and processing systems or primarily used (or held for use) in connection with the use, ownership or operation of such pipelines, pipeline systems, flowlines, and gathering and processing systems (or any portion thereof), including all above- and below-ground facilities or structures, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, pig launchers, slug catchers, connections, cathodic protection equipment, radios towers and SCADA (collectively, the “Pipeline System”). For the avoidance of doubt, the Pipeline System includes all of Sellers’ right, title and interest in the pipelines, pipeline systems, flowlines and gathering and processing systems located in the geographic area depicted on Exhibit A-1;

(b)                                 all processing and treating plants and other plants of Sellers located in Panola, Harrison, Angelina, Shelby, San Augustine, Nacogdoches and Rusk Counties, Texas and De Soto and Caddo Parishes, Louisiana or used or held for use in connection with the ownership or operation of the Pipeline System or SWD Wells, including those described on Exhibit A-2, together with all equipment, machinery, fixtures, power lines, and other personal, movable and mixed property of Sellers that is located at or in the immediate vicinity of such processing and treating plants and other plants or primarily used (or held for use) in connection with the use, ownership or operation of such processing and treating plants and other plants (or any portion thereof), including all above- and below-ground facilities or structures, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, pig launchers, slug catchers, connections, cathodic protection equipment, radios towers and SCADA (collectively, the “Plants”);

(c)                                  all the Salt Water disposal wells of Sellers located in Harrison County, Texas or used or held for use in connection with the ownership or operation of the Pipeline System or the Plants, including those listed on Exhibit A-3, together with all equipment, machinery, fixtures, power lines, and other personal, movable and mixed property of Sellers that is located at or in the immediate vicinity of such Salt Water disposal wells or primarily used (or held for use) in connection with the use, ownership or operation of such Salt Water disposal wells (or any portion thereof), including all above- and below-ground facilities or structures, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, pig launchers, slug catchers, connections, cathodic protection equipment, radios towers and SCADA (collectively, the “SWD Wells”);

(d)                                 all fee interests, rights-of-way, easements, real property interests, real rights, licenses, servitudes, permits, privileges and leases (surface and subsurface) owned or held by Sellers or hereinafter acquired by Sellers prior to Closing, in each case, in connection with the Pipeline System, Plants or SWD Wells and constituting real property or a real property interest, including those described on Exhibit A-4, together with the rights, tenements, appurtenant rights and privileges relating thereto (collectively, the “Real Property Interests”);

(e)                                  all rights of Sellers under the Assigned Contracts, including all claims or causes of action with respect to the Assigned Contracts relating to periods on or after the Closing Date, other than any Avoidance Actions;

(f)                                   the Assigned Permits;

(g)                                  all inventory held by Sellers in connection with the Pipeline System, Plants or SWD Wells;

(h)                                 to the extent not described in Section 2.1(a), (b), or (c), all items of tangible personal property or equipment primarily owned or held for use by Sellers in connection with Sellers’ ownership or operation of the Pipeline System, Plants, SWD Wells and other Assets, including all vehicles listed on Exhibit A-5 (the “Vehicles”);

(i)                                     all rights, claims, accounts and causes of action (including warranty and similar claims) associated with the Assets relating to periods on or after the Closing Date, other than any Avoidance Actions;

(j)                                    all warranty or indemnity claims that may be made against any Person, other than Sellers or any Affiliate of Sellers, under any Assigned Contract, in each case, relating to the Assets, or any products or services provided in connection therewith;

(k)                                 all advance payments, prepayments, prepaid expenses, deposits (other than the Bankruptcy Deposits) or the like (other than Taxes), in each case related to the Assets and made by or on behalf of Sellers before the Closing;

(l)                                     all Intellectual Property (other than Seller Marks) used by Sellers in the Business and all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium), including the Intellectual Property described on Schedule 4.19(a) under the heading “IP Available to Buyer”; and

(m)                             originals (or photocopies where originals are not available) of all Records; and

(n)                                 all goodwill and other intangible assets associated with the Business, including all customer relationships and goodwill of the Business, and all information and documents related thereto.

2.2                               Excluded Assets.  Sellers specifically exclude the following assets from this transaction (collectively, the “Excluded Assets”), and such Excluded Assets will not be sold, transferred, assigned, conveyed or delivered by Sellers to Buyer hereunder:

(a)                                 all cash and cash equivalents and accounts and trade receivables of Sellers;

(b)                                 all assets held under or pursuant to any Employee Benefit Plans;

(c)                                  the rights of Sellers under this Agreement, any Transaction Document and the Confidentiality Agreement;

(d)                                 other than the contracts set forth on Schedule 2.5(a), all contracts between any of Sellers, on one hand, and any of their respective Affiliates that are not Sellers, on the other hand;

(e)                                  all confidentiality agreements between any of Sellers, on the one hand, and any Third Party, on the other hand;

(f)                                   all rights to proceeds under insurance policies of Sellers, other than pursuant to Section 6.5;

(g)                                  all bank accounts, safety deposit boxes, lock boxes and securities accounts of Sellers;

(h)                                 all of Sellers’ corporate minute books and corporate financial records (other than Tax records primarily related to the Assets) that relate to Sellers’ business generally (including the ownership, operation and use of the Assets);

(i)                                     any claim, right or interest of Sellers in or to any refund, rebate, abatement or other recovery for Property Taxes, together with any interest due thereon or penalty rebate arising therefrom, allocated to Sellers pursuant to Section 11.2(a);

(j)                                    (i) originals of all invoices supporting Sellers’ Tax basis in the Assets, and (ii) all other records or materials of Sellers not involving or relating to the Assets or the business related to the Assets;

(k)                                 all Seller Marks;

(l)                                     all Excluded Contracts, including all rights thereunder;

(m)                             all Excluded Permits, including all rights thereunder;

(n)                                 all Avoidance Actions;

(o)                                 (i) any attorney-client privilege and attorney work-product protection of Sellers or associated with the Business as a result of legal counsel representing Sellers or the Business, including in connection with the transactions contemplated by the Agreement; (ii) all documents subject to the attorney-client privilege and work-product protection described in subsection (i); and (iii) all documents maintained by Sellers relating to the drafting, negotiation, execution, delivery and performance of this Agreement;

(p)                                 all securities (including equity securities) owned or held by any Seller;

(q)                                 all outside of the ordinary course of business deposits made or required to be made by Sellers to suppliers or customers after the Petition Date as a result of the filing of the Bankruptcy Cases (collectively, the “Bankruptcy Deposits”); and

(r)                                    those other properties and assets described on Exhibit B.

2.3                               Assumption of Liabilities.  Effective upon Closing, Buyer hereby assumes and agrees to be responsible for the payment, performance or discharge of the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a)                                 the obligations of Sellers which are required to be performed, or which accrue, after the Closing Date under the Assigned Contracts and Assigned Permits (but not any Liabilities of Sellers in respect of (i) a breach of or default (or event that with notice or lapse of time would constitute a breach or default) under such Contracts or Permits arising in or related to the period prior to the Closing, or (ii) any violation of Law by Sellers), to the extent such Assigned Contracts and Assigned Permits, and all rights of Sellers thereunder, are assigned to Buyer on the Closing Date pursuant to Section 2.5;

(b)                                 all Liabilities resulting from, relating to or arising out of the ownership or operation of the Assets on or after the Closing Date;

(c)                                  any Liabilities with respect to Property Taxes allocated to Buyer pursuant to Section 11.2(a); and

(d)                                 all Liabilities set forth on Schedule 2.3(d).

2.4                               Excluded Liabilities.  Anything in this Agreement to the contrary notwithstanding, neither Buyer nor any of its Affiliates shall assume, succeed to, be liable for, be subject to, be obligated for or become responsible for, nor shall the Assets be subject to any Liability, including any Liability based on successor liability theories, of, or action against, any of Sellers or any of their respective Affiliates (including any Insiders) that is not an Assumed Liability (collectively, the “Excluded Liabilities”).  For the avoidance of doubt and without limiting the generality or effect of the foregoing, Buyer shall not assume, pursuant to this Agreement or otherwise, any of the following:

(a)                                 all Indebtedness of Sellers;

(b)                                 any Liability to the extent arising out of or related to the breach, performance or non-performance by Sellers prior to the Closing (in each case, regardless of when any claims arising therefrom or relating thereto mature or are asserted) of any Assigned Contract or Assigned Permit;

(c)                                  any Liability in respect of the pending or threatened Proceedings set forth (or that should have been set forth) in Schedule 4.6 (Litigation) and the facts and circumstances relating to such matters;

(d)                                 any Liability with respect to any Property Tax allocated to Sellers pursuant to Section 11.2(a), any Transfer Taxes, any income and franchise Tax of Sellers and any Taxes relating to the Excluded Assets;

(e)                                  all Liabilities arising out of, relating to or with respect to the employment or performance of services for, or termination of employment or services for, or potential employment or engagement for the performance of services for, Sellers, or any of its Affiliates, or any predecessor thereof, of any employee, including an Employee, for periods on or prior to Closing;

(f)                                   all Liabilities under, relating to or with respect to any Employee Benefit Plan and any Controlled Group Liability with respect to Sellers and their ERISA Affiliates;

(g)                                  any Liability in respect of any cost that is the responsibility of Sellers under this Agreement;

(h)                                 all Liabilities, including Cure Amounts, arising out of, under or in connection with Contracts that are not Assigned Contracts and Permits that are not Assigned Permits and, with respect to Assigned Contracts and Assigned Permits, Liabilities in respect of (i) a breach by or default by Sellers (or event that with notice or lapse of time would constitute a breach or default) accruing under such Contracts with respect to any period prior to Closing, or (ii) any violation of Law by Sellers;

(i)                                     all Liabilities for the Cure Amounts; and

(j)                                    any Liability to the extent relating to any Excluded Asset or other asset that is not an Asset and the ownership, operation and conduct of any business in connection therewith or therefrom.

2.5                               Assignment of Contracts, Permits and Other Assets.

(a)                                 Executory Contracts.  Schedule 2.5(a) sets forth a list (the “Executory Contract List”) of all Executory Contracts to which any of Sellers is a party or by which any of Sellers or any of their assets or properties are bound, including all Material Contracts. Within the time period prescribed by the Bid Procedures Order, Sellers shall prepare a contract and cure schedule that identifies, for each Contract on the Executory Contract List, the estimated Cure Amounts (and if no Cure Amount is estimated to be applicable with respect to any particular Executory Contract, the amount of such Cure Amount has been designated for such Executory Contract as “$0.00”) that must be paid in order for Sellers to assume, and to assign to Buyer, each Contract listed thereon pursuant to this Agreement (the “Contract and Cure Schedule”). From the date the Contract and Cure Schedule is provided through (and including) the Closing, promptly following any material changes to the information set forth on such schedule (including any new Executory Contracts to which any of Sellers becomes a party and any change in the Cure Amount of any such Executory Contract), Sellers shall provide Buyer with a schedule that updates and corrects the Contract and Cure Schedule. Subject to the entry of the Bid Procedures Order and to the terms and provisions thereof, Sellers shall serve a cure notice that includes the Contract and Cure Schedule on the counterparties to each Contract listed on the Executory Contract List. Any counterparty to a Contract included on the Executory Contract List shall have the time period prescribed by the Bid Procedures Order, or any other applicable Bankruptcy Court Order, to file with the Bankruptcy Court and serve on Buyer and Sellers an objection to the Cure Amounts listed on the Contract and Cure Schedule and to the adequate assurance of future performance by Buyer. At any time prior to the tenth (10th) Business Day immediately preceding the Auction, Buyer may designate in writing any Contract listed on the Executory Contract List or any other Contract to which any of Sellers is a party or by which any of Sellers or any of their assets or properties are bound, as a Contract to be assumed by Sellers and assigned to Buyer pursuant to this Agreement (an “Assigned Contract”). In addition, any Contract deleted from the Executory Contract List by Buyer, by such date, shall be deemed to no longer be an Assigned Contract. Notwithstanding the foregoing, (i) to the extent that any objection is filed by a counterparty to an Executory Contract within ten (10) Business Days prior to the Auction, Buyer may designate any such Executory Contract as an Assigned Contract or Excluded Contract up to one (1) Business Day prior to the Auction and (ii) Buyer may designate the BP Back-to-Back Agreement as an Excluded Contract up to one (1) Business Day prior to the Auction if the requisite Lenders have not approved the BP Back-to-Back Agreement pursuant to Section G of Article I of the BP Back-to-Back Agreement. All Contracts to which any of Sellers is a party or by which any of Sellers or any of their assets or properties are bound that are not designated as Assigned Contracts or listed on the Executory Contract List shall be deemed to be “Excluded Contracts”. Sellers shall be responsible for the verification of all Cure Amounts for each Executory Contract and shall use commercially reasonable efforts to establish the proper Cure Amounts, if any, for each Executory Contract prior to the Closing Date. Sellers shall be obligated to pay all Cure Amounts (including, for avoidance of doubt, amounts in excess of the estimated amounts) with respect to each Assigned Contract. Buyer shall not be required to make any payment for Cure Amounts for, or otherwise have any liabilities with respect to, any Contract that is not an Assigned Contract. With respect to each Assigned Contract, Buyer shall assume all obligations regarding the demonstration of adequate assurance of future performance required with respect to the Assigned Contracts under Section 365 of the Bankruptcy Code.  For the avoidance of doubt, any additions or exclusions of Assigned Contracts after the Execution Date will not result in any adjustment to the Purchase Price.

(b)                                 Previously Omitted Contracts.

(i)                                     If, prior to Closing, and while the Bankruptcy Cases are pending, it is discovered that a Contract should have been listed on the Executory Contract List but was not listed on the Executory Contract List (any such Contract, a “Previously Omitted Contract”), Sellers shall, as promptly as reasonably practicable, following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof and in any event prior to dismissal of the Bankruptcy Cases), (A) notify Buyer of such Previously Omitted Contract and all Cure Amounts (if any) for such Previously Omitted Contract, and (B) if required by Buyer, file a motion with the Bankruptcy Court on appropriate notice to the counterparties to such Previously Omitted Contract seeking entry of an order (the “Omitted Contract Order”) fixing the Cure Amounts and approving the assumption by Buyer and assignment to Buyer of such Previously Omitted Contract in accordance with this Section 2.5(b); provided, that no Previously Omitted Contract shall be assumed and assigned unless such Previously Omitted Contract shall be designated by Buyer as an “Assigned Contract” in accordance with this Section 2.5(b)(i)); provided, further, that Sellers shall be obligated to pay all Cure Amounts in accordance with Section 2.5(a) related to any Previously Omitted Contract that is subsequently designated by Buyer as an Assigned Contract pursuant to this Section 2.5(b)(i).

(ii)                                  Within five (5) Business Days of its receipt of the notice provided in Section 2.5(b)(i)(A), Buyer shall deliver written notice to Sellers, designating such Previously Omitted Contract as an Assigned Contract or an Excluded Contract, as Buyer may determine in its sole discretion. For purposes of the application of this Section 2.5, each Previously Omitted Contract so designated as an Assigned Contract shall be an Assigned Contract, and each Previously Omitted Contract so designated as an Excluded Contract shall be an Excluded Contract. Each Previously Omitted Contract shall then be treated in accordance with the provisions of this Section 2.5 with respect to Assigned Contracts and Excluded Contracts.

(c)                                  Assigned Permits. To the extent legally transferable, each of Sellers will assume and assign and transfer to Buyer, and Buyer shall accept and assume from such Seller, effective as of the Closing Date, all of such Seller’s right, title and interest in and to Permits held by such Seller and primarily applicable to the Business’s or Seller’s ownership or operation of the Pipeline System, Plants, SWD Wells and the other Assets and all rights of such Seller thereunder (the “Assigned Permits”), including those listed on Schedule 2.5(c). All Permits to which any of Sellers is a party or by which any of Sellers or any of their assets or properties are bound that are not Assigned Permits shall be deemed to be “Excluded Permits”.

(d)                                 Non-Transferable Contracts and Permits. Notwithstanding anything in this Agreement to the contrary, and notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, this Agreement shall not constitute an agreement to assign or transfer any Contract or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if (i) an assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or violation thereof or is otherwise prohibited or would in any way adversely affect any of the rights of Buyer (unless the restrictions on assignment or transfer thereunder would be rendered ineffective pursuant to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code, as amended, or the Bankruptcy Code), and (ii) the need for such consent is not obviated or such prohibition overridden by the effect of the entry of the Sale Order unless and until such consent shall have been obtained. Sellers shall, and shall use their commercially reasonable efforts to cause their Affiliates (and to the extent applicable, any Insider) to, use their commercially reasonable efforts to cooperate with Buyer at its request in endeavoring to obtain such consents promptly.

2.6                               Preferential Purchase Rights.  Sellers shall, within three (3) Business Days after the Execution Date, provide written notice to BP, with respect to the preferential purchase right under the Preferential Right Contract. If the preferential purchase right with respect to the Preferential Right Asset is exercised by BP prior to the Closing, (i) such Preferential Right Asset and the related Preferential Right Contract shall be excluded from the Assets and Executory Contracts conveyed to Buyer at the Closing, (ii) such Preferential Right Asset and the related Preferential Right Contract shall be deemed to be Excluded Assets and Excluded Contracts, as applicable, for all purposes of this Agreement, (iii) the Purchase Price shall be reduced by an amount equal to the Preferential Right Amount, and (iv) Sellers shall be entitled to retain all consideration received for such Preferential Right Asset from BP (or any Affiliate thereof).  Notwithstanding anything to the contrary herein, if for any reason the Bankruptcy Court enters an order staying the sale of the Preferential Right Asset to Buyer, the sale of the Preferential Right Asset will be deferred and the other transactions contemplated herein shall be consummated in accordance with the terms hereof, except that the Purchase Price paid at Closing will be reduced by the Preferential Right Amount.  Notwithstanding the Outside Termination Date, if within one hundred twenty (120) days from the entry of the Sale Order, the Bankruptcy Court enters an order lifting the stay and permitting the Buyer to purchase the Preferential Right Asset, the Buyer will purchase the Preferential Right Asset for the Preferential Right Amount within three (3) Business Days of the entry of that order.  If the Bankruptcy Court does not enter an order lifting the stay and permitting the Buyer to purchase the Preferential Right Asset within one hundred twenty (120) days of the entry of the Sale Order, the Buyer shall have no further obligation to purchase the Preferential Right Asset or to pay Sellers the Preferential Right Amount.

ARTICLE III
CONSIDERATION

3.1                               Consideration.  The consideration for the sale and purchase of the Assets contemplated by Section 2.1, shall be an amount equal to $151,100,000 (the “Purchase Price”), as adjusted pursuant to Section 2.6, Section 3.3 and Section 6.17 (as so adjusted, the “Adjusted Purchase Price”).  At the Closing, the Adjusted Purchase Price shall be paid by Buyer in cash in the manner set forth in the Sale Order by wire transfer of immediately available funds to an account or accounts designed by Sellers prior to Closing.

3.2                               Deposit.  Within three (3) Business Days after the Execution Date, Buyer shall deposit, via direct bank deposit or wire transfer of immediately available Dollars, a cash deposit

(the “Deposit”) in an amount equal to $15,110,000 with the Escrow Agent to be held and disbursed pursuant to the Escrow Agreement and this Agreement.  If the Closing occurs, the Deposit shall be applied toward the Purchase Price at the Closing, and the Parties shall cause the Escrow Agent to deliver the Deposit to Sellers at the Closing.  If this Agreement is terminated prior to the Closing, then the Deposit shall be disbursed in accordance with Section 10.2.

3.3                               Purchase Price Adjustments.  The Purchase Price shall be adjusted as follows:

(a)                                 The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)                                     all Property Expenses paid by or on behalf of Sellers attributable to the Assets, in each case, to the extent attributable to periods of time on and after the Closing Date;

(ii)                                  the amount of any Property Taxes allocated to Buyer pursuant to Section 11.2(a) but paid by Sellers as of the Closing Date;

(iii)                               an amount equal to the value of imbalances (gathering, processing, transportation or otherwise) that are associated with the Assets owing to Sellers as of the Closing Date, with the value to be based on the Gas Daily published price for the Carthage Hub as of the Business Day immediately prior to the Closing Date; and

(iv)                              any other amount expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer as an upward adjustment to the Purchase Price.

(b)                                 The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)                                     all Property Expenses attributable to the Assets, in each case, to the extent attributable to periods of time prior to the Closing Date and are unpaid as of the Closing Date and paid or payable by Buyer;

(ii)                                  the amount of any Property Taxes allocated to Sellers pursuant to Section 11.2(a) that are unpaid as of the Closing Date and paid or payable by Buyer;

(iii)                               an amount equal to the value of imbalances (gathering, processing, transportation or otherwise) that are associated with the Assets owed by Sellers as of the Closing Date, with the value to be based on the Gas Daily published price for the Carthage Hub as of the Business Day immediately prior to the Closing Date; and

(iv)                              any other amount expressly provided for elsewhere in this Agreement (including Section 2.6) or otherwise agreed upon in writing by Sellers and Buyer as a downward adjustment to the Purchase Price.

3.4                               Adjustment Methodology.  When available, actual figures will be used for the adjustments to the Purchase Price at Closing.  To the extent actual figures are not available, estimates will be used, subject to final adjustments in accordance with Section 3.3 and Section 3.6.

3.5                               Preliminary Settlement Statement.  No later than five (5) Business Days prior to the Closing Date, Sellers shall submit to Buyer a preliminary settlement statement setting forth Sellers’ good faith computation of the adjustments to the Purchase Price pursuant to Section 3.3 (the “Preliminary Settlement Statement”).  Sellers shall provide Buyer reasonably sufficient data and information supporting the amounts reflected on the Preliminary Settlement Statement (and reasonable access to Sellers’ Representatives) to permit Buyer to perform or cause to be performed an audit of the Preliminary Settlement Statement.  Buyer shall have two (2) Business Days following its receipt thereof to review the Preliminary Settlement Statement.  On the Business Day following expiration of such review period, Buyer may submit a written report containing any changes Buyer proposes to be made to the Preliminary Settlement Statement.  The Parties shall attempt in good faith to agree on a final Preliminary Settlement Statement and Adjusted Purchase Price no later than one (1) Business Day prior to Closing.  If the Parties are unable to agree on an adjustment set forth in the Preliminary Settlement Statement one (1) Business Day prior to Closing, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be the amount set forth in the Preliminary Settlement Statement delivered by Sellers pursuant to this Section 3.5, with such adjustments as the Parties have agreed.

3.6                               Tax Allocation.  The Purchase Price (as determined for U.S. federal income Tax purposes), shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate).  Within sixty (60) days after the Closing, Buyer shall deliver a draft allocation for Sellers’ approval, which approval shall not be unreasonably withheld.  Buyer and Sellers shall work in good faith to resolve any disputes relating to the allocation. If Buyer and Sellers are unable to resolve any such dispute within twenty (20) days of Buyer’s delivery of the draft allocation to Sellers, such dispute shall be resolved promptly by the Accounting Referee, the costs of which shall be borne equally by Buyer, on one hand, and Sellers, on the other hand.  If the Adjusted Purchase Price is further adjusted pursuant to the provisions of this Agreement, the allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 3.6.  Buyer and Sellers agree that they will file all Tax Returns (including IRS Form 8594) consistent with the allocation agreed to by Buyer and Sellers, or determined by the Accounting Referee (the “Allocation”). Neither Buyer nor Sellers shall take any Tax position inconsistent with the Allocation and neither Buyer nor Sellers shall agree to any proposed adjustment to the Allocation by any taxing authority without first giving the other party prior written notice.  If, contrary to the intent of the Parties hereto as expressed in this Section 3.6, any taxing authority makes or proposes an allocation inconsistent with the Allocation, Sellers and Buyer shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that, after consultation with the Party (or Parties) adversely affected by such allocation (or proposed allocation), the other Party (or Parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.  Notwithstanding the foregoing, nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging the Allocation.

3.7                               Revenues and Expenses.

(a)                                 Except to the extent otherwise reflected in an adjustment to the Purchase Price pursuant to Section 3.3:

(i)                                     Sellers shall remain entitled to all of the rights of ownership (including the right to all revenues and proceeds) of the Assets prior to the Closing Date and shall remain responsible for all Property Expenses and Property Taxes attributable to the period of time prior to the Closing Date;

(ii)                                  subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all revenues and proceeds from Third Parties) of the Assets attributable to the period of time from and after the Closing Date, and, shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Property Expenses and Property Taxes attributable to the period of time from and after the Closing Date; and

(iii)                               all Property Expenses and Property Taxes attributable to the Assets, in each case, that are: (A) incurred or apportioned with respect to operations conducted prior to the Closing Date shall be the responsibility of Sellers and (B) incurred or apportioned with respect to operations conducted on and after the Closing Date, shall be the responsibility of Buyer.

(b)                                 Without duplication of any adjustments made to the Purchase Price pursuant to Section 3.3, if (i) any Party receives monies belonging to another Party, then such amount shall, within ten (10) Business Days after the end of the month in which such amount was received, be paid over to the proper Party, (ii) a Party receives an invoice of a Property Expense that is owed by another Party, such Party receiving the invoice shall promptly forward such invoice to the Party responsible for the same, and (iii) an invoice or other evidence of a Property Expense is received by a Party, which is partially an obligation of both Sellers, on one hand, and Buyer, on the other hand, then the Parties shall consult with each other, and each Party shall be responsible for its portion of such obligation to the obligee.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

4.1                               Organization of Sellers.

(a)                                 Azure is a limited partnership duly formed and validly existing under the Laws of the State of Delaware.  Azure has all requisite power and authority to own and operate its property and to carry on its business as presently conducted by it.  Except as would not be reasonably expected to result in a Seller Material Adverse Effect, Azure is duly licensed, qualified or otherwise authorized to conduct business and is in good standing under the Laws of the States set forth on Schedule 4.1 for Azure.

(b)                                 Azure TGG is a limited liability company duly formed and validly existing under the Laws of the State of Delaware.  Azure TGG has all requisite power and authority to own and operate its property and to carry on its business as presently conducted by it.  Except as would not be reasonably expected to result in a Seller Material Adverse Effect, Azure TGG is duly licensed, qualified or otherwise authorized to conduct business and is in good standing under the Laws of the States set forth on Schedule 4.1 for Azure TGG.

(c)                                  Talco Midstream is a limited partnership duly formed and validly existing under the Laws of the State of Texas.  Talco Midstream has all requisite power and authority to own and operate its property and to carry on its business as presently conducted by it.  Except as would not be reasonably expected to result in a Seller Material Adverse Effect, Talco Midstream is duly licensed, qualified or otherwise authorized to conduct business and is in good standing under the Laws of the States set forth on Schedule 4.1 for Talco Midstream.

(d)                                 Azure ETG is a limited liability company duly formed and validly existing under the Laws of the State of Delaware.  Azure ETG has all requisite power and authority to own and operate its property and to carry on its business as presently conducted by it.  Except as would not be reasonably expected to result in a Seller Material Adverse Effect, Azure ETG is duly licensed, qualified or otherwise authorized to conduct business and is in good standing under the Laws of the States set forth on Schedule 4.1 for Azure ETG.

(e)                                  Marlin Midstream is a limited liability company duly formed and validly existing under the Laws of the State of Texas.  Marlin Midstream has all requisite power and authority to own and operate its property and to carry on its business as presently conducted by it.  Except as would not be reasonably expected to result in a Seller Material Adverse Effect, Marlin Midstream is duly licensed, qualified or otherwise authorized to conduct business and is in good standing under the Laws of the States set forth on Schedule 4.1 for Marlin Midstream.

(f)                                   Turkey Creek is a limited liability company duly formed and validly existing under the Laws of the State of Texas.  Turkey Creek has all requisite power and authority to own and operate its property and to carry on its business as presently conducted by it.  Except as would not be reasonably expected to result in a Seller Material Adverse Effect, Turkey Creek is duly licensed, qualified or otherwise authorized to conduct business and is in good standing under the Laws of the States set forth on Schedule 4.1 for Turkey Creek.

4.2                               Authorization; Enforceability.  Upon approval by the Bankruptcy Court to enter into this Agreement pursuant to the Sale Order, each of Sellers will have all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which such Seller is a party, to perform all obligations to be performed by such Seller hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which each of Sellers is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action required on the part of such Seller, and, subject to the entry of the Sale Order, no other action on the part of such Seller is necessary to authorize this Agreement or any of the Transaction Documents to which such Seller is a party.

This Agreement has been, and each of the Transaction Documents will be at or prior to the Closing, duly authorized, executed and delivered by each of Sellers and, subject to entry of the Sale Order, constitutes, and each of the Transaction Documents when so executed and delivered will constitute, a valid and legally binding agreement of such Seller, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.3                               No Conflict.  Assuming compliance with the HSR Act, if applicable, and entry of the Sale Order, except as set forth on Schedule 4.3, each Seller’s execution and delivery of this Agreement and the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby by such Seller shall not:

(a)                                 conflict with or require the Consent of any Person under any of the terms, conditions or provisions of the Organizational Documents of such Seller;

(b)                                 violate in any material respect any provision of any Law or Permit applicable to such Seller;

(c)                                  in any material respect, conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by any Material Contract or any material bond, debenture, note, mortgage or indenture to which such Seller is a party or by which such Seller may be bound; or

(d)                                 result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the Assets.

4.4                               Consents; Preferential Purchase Rights.  Assuming compliance with the HSR Act (if applicable) and entry of the Sale Order, except as set forth on Schedule 4.4(a), no material Consent is required to be obtained by either Seller in connection with the transfer of the Assets to Buyer, the execution, delivery or performance by such Seller of this Agreement or the Transaction Documents or the consummation by such Seller of the transactions contemplated hereby or thereby, other than any consent the failure of which to obtain would not have a material adverse effect. Except for Permitted Liens or as set forth on Schedule 4.4(b), there are no valid and enforceable preferential purchase rights, rights of first refusal or similar rights to which any Seller is a party or to which the Assets are subject that are applicable to the transactions contemplated hereby.

4.5                               Contracts.

(a)                                 Schedule 4.5(a) sets forth the following Applicable Contracts in effect as of the Execution Date (each, a “Material Contract”):

(i)                                     all Applicable Contracts for Indebtedness;

(ii)                                  all Applicable Contracts constituting any hedge or derivative Contract;

(iii)                               all Applicable Contracts respecting any partnership or joint venture;

(iv)                              each Applicable Contract with any Affiliates of Sellers or any officer, manager or director of Sellers or any Affiliates of Sellers;

(v)                                 all operation, maintenance and management agreements that are material to the operation of the Assets;

(vi)                              each Applicable Contract that constitutes a non-competition agreement, covenant not to compete or any agreement that purports to restrict, limit or prohibit any line of business in which, the manner in which, or the locations in which, Sellers conduct business with respect to the Assets;

(vii)                           each Applicable Contract that constitutes a Hydrocarbon purchase and sale, gathering, transportation, treating, processing or similar Contract;

(viii)                        each Applicable Contract that constitutes a Salt Water gathering, treating, transportation or disposal agreement;

(ix)                              each Applicable Contract for the construction of a gathering or other pipeline system;

(x)                                 any Applicable Contract (A) relating to the acquisition or disposition of, or granting to any Person a right of first refusal, first offer or right to purchase, any of the Assets, or (B) by which any Seller is obligated to sell or lease any of the Real Property Interests to a Third Party;

(xi)                              each Applicable Contract for joint marketing or development;

(xii)                           each Applicable Contract that constitutes a plant agreement or operational balancing agreement;

(xiii)                        each Applicable Contract that constitutes a pipeline interconnect or facility operating agreement with respect to all or any part of the Assets;

(xiv)                       each Applicable Contract that constitutes an operating or similar agreement;

(xv)                          any Applicable Contract whereby any Seller may be required to indemnify any Person, in any material amount, other than any Executory Contracts and Applicable Contracts entered into in the ordinary course of business of Sellers (including, for the avoidance of doubt, master services agreements);

(xvi)                       any Applicable Contract for the use or occupancy of any non-fee, possessory Real Property Interest involving annual payments of more than $10,000;

(xvii)                    any Applicable Contract for the lease of personal property, whether operating, capital or otherwise, to or from Sellers, involving annual payments of more than $10,000;

(xviii)                 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, or other similar agreement for the benefit of current or former directors, officers, and employees of Sellers;

(xix)                       each Applicable Contract involving remaining payments by Sellers in excess of $25,000 per year or $100,000 in the aggregate other than those that can be terminated without penalty upon not more than 60 days’ notice;

(xx)                          any Applicable Contract for the employment of any individual on a full-time, part-time, consulting basis, or providing severance benefits;

(xxi)                       each Applicable Contract relating to any Intellectual Property rights owned or licensed by Sellers (except for license agreements of non-customized commercially available off-the-shelf software subject to “shrink-wrap” or “click-wrap” license agreements); and

(xxii)                    each Applicable Contract with any Governmental Authority.

(b)                                 True, correct and complete copies of all Material Contracts have been delivered by Sellers to Buyer (including all amendments, supplements or modifications thereto) prior to the Execution Date.  Each Material Contract to which any Seller is a party constitutes the legal, valid and binding obligation of such Seller, on the one hand, and, to the Knowledge of Sellers, the counterparties thereto, on the other hand, and is enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).  Except as set forth on Schedule 4.5(b), none of Sellers, nor, to the Knowledge of Sellers, any counterparty thereto, is in default in any material respect under any Material Contract.

4.6                               Litigation.

(a)                                 Except as set forth on Schedule 4.6 and except for the Bankruptcy Cases, (i) there is no material Proceeding pending or threatened in writing or, to the Knowledge of Sellers, orally by any Person (A) with respect to Sellers that would affect the execution, delivery or consummation of this Agreement by Sellers, (B) against Sellers with respect to Sellers’ ownership or operation of the Assets, or (C) to which the Assets are otherwise subject, or (ii) there are no material Proceedings brought by Sellers or any of their Affiliates with respect to the Assets.

(b)                                 Except as set forth on Schedule 4.6, there is no Order enjoining Sellers from engaging in or continuing any conduct or practice, or requiring Sellers to take any material action, in connection with the ownership, lease, possession, use or operation of the Assets, and none of Sellers nor any of their respective Affiliates is subject to any outstanding Order relating to the Assets, other than, in each case, Orders of general applicability.

4.7                               Brokers’ Fees.  None of Sellers nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer or its Affiliates will become liable or obligated.

4.8                               Taxes.  Except as set forth on Schedule 4.8:

(a)                                 all Tax Returns required to be filed by Sellers with respect to the Assets have been timely filed and all such Tax Returns are correct and complete in all material respects;

(b)                                 all Taxes due and payable by Sellers with respect to the Assets have been timely paid in full;

(c)                                  there are no Liens on any of the Assets attributable to Taxes other than statutory Liens for Taxes that are not yet due and payable; and

(d)                                 no Proceedings, claims or notices of deficiency with respect to Taxes based on Sellers’ ownership of the Assets has been commenced or is presently pending, and Sellers have not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for the assessment of such Taxes, and to the Knowledge of Sellers, no such claim has been threatened.

4.9                               Compliance with Laws.  Except as set forth on Schedule 4.9, the ownership and operation of the Assets by Sellers is in compliance in all material respects with all applicable Laws.  Except as set forth on Schedule 4.9, Sellers are not in default in any material respect of any Assigned Permit and the Assigned Permits are all Permits necessary or required to own and operate the Assets (as currently owned and operated), in all material respects. Except as disclosed on Schedule 4.9, no notice from any Governmental Authority or any other Person has been received by Sellers claiming any material violation of or material non-compliance with any Assigned Permit or applicable Law with respect to the Assets. None of the Assets is or has been subject to the jurisdiction of, or would be subject to the jurisdiction of the Federal Energy Regulatory Commission, including under the Natural Gas Act (15 U.S.C. Section 717, et seq.), the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301), the Interstate Commerce Act (42 U.S.C. Section 60502), or the Federal Power Act (16 U.S.C. Section 791a, et seq.).

4.10                        Environmental Matters.  Except as set forth on Schedule 4.10, (a) the Assets and the ownership and operation of the Assets by Sellers are and, during the relevant time periods specified pursuant to any applicable statutes of limitations, have been in compliance, in all material respects, with all Environmental Laws and Environmental Permits; (b) Sellers possess all material Environmental Permits for the ownership, use, and operation of the Assets and, to the Knowledge of Sellers, none of such Environmental Permits is currently subject to cancellation or termination, and such Environmental Permits may be assigned, transferred or reissued in connection with the sale of the Assets; (c) none of Sellers nor any of the Assets are subject to any pending Proceeding related to the Assets alleging any material noncompliance with, or potential material Liability under, any Environmental Law and, to the Knowledge of Sellers, no such Proceeding is threatened; (d) Sellers have not entered into, and is not subject to, any consent order, consent decree, contractual obligation, compliance order or administrative order with any Governmental Authority pursuant to any Environmental Law that materially restricts the future use of any of the Assets or that requires any Remediation of the Assets; (e) no material quantities of Hazardous Substances have been released by Sellers at, on, under or from any of the Assets in material violation of any Environmental Law and Sellers are not subject to any material Remediation obligation imposed under Environmental Laws; and (f) Sellers have no environmental studies, audits, assessments, tests or other evaluations in its possession that are not protected by legal privilege or Third Party confidentiality restrictions with respect to the Assets that have not been made available to Buyer.

4.11                        Title.  Subject to Permitted Liens, and except as set forth on Schedule 4.11:

(a)                                 No part of the Pipeline System, any Plant or any SWD Well is located on lands that are not subject to either an Assigned Permit permitting the Pipeline System, Plant or SWD Well to be located on such lands covered by the Assigned Permit or a Real Property Interest included in the Assets;

(b)                                 Sellers are not in material breach under any Applicable Contract under which any Seller holds title to any Real Property Interest; and

(c)                                  Each of the Contracts under which any Seller holds title to any Real Property Interest constitutes the legal, valid, binding and enforceable obligation of such Seller and is in full force and effect in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(d)                                 No event has occurred or, to the Knowledge of Sellers, no circumstances exist that, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination or modification of, or acceleration of rent under, any such Contract under which any Seller holds title to any Real Property Interest.

4.12                        Capital Commitments.  Except as set forth on Schedule 4.12, there are no Contracts or commitments by Sellers to incur capital expenditures on or after the Closing Date in excess of $250,000 in connection with the ownership or operation of the Assets.

4.13                        Imbalances.  Except as disclosed on Schedule 4.13, there do not exist, as of the Execution Date, any imbalances (gathering, processing, transportation or otherwise) that are associated with the Assets that would require a material payment to any Person and for which Buyer could (following consummation of the transactions contemplated hereby) be responsible.

4.14                        Insurance.  A true, correct and complete list of the  insurance policies related to the Business (including policy periods and the amounts of coverage, limits and deductibles) is attached hereto as Schedule 4.14 (collectively, the “Insurance Policies”).  All of the Insurance Policies are in full force and effect.

No event has occurred, including the failure by Sellers to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Sellers under any of the Insurance Policies.  Except as set forth in Schedule 4.14, no material claim is outstanding under any of the Insurance Policies, and no carrier of any Insurance Policy has asserted in writing any denial of coverage of any material claim.  All premiums due with respect to the Insurance Policies have been paid or otherwise accrued.

4.15                        Matters Related to Assets.

(a)                                 Except as set forth on Schedule 4.15, all of the pipelines, facilities, equipment and other tangible assets that constitute Assets and are owned, leased or used by Sellers in connection with the ownership and operation of the Assets are (i) in good condition and repair, except for ordinary wear and tear and ordinary and routine repairs and maintenance requirements, for Assets of comparable age and usage, (ii) not in need of any repairs, which, if not made, would materially and adversely affect the integrity or safety of such Assets and (iii) are suitable for use by Sellers to conduct the operations and business currently conducted by Sellers with respect to such Assets.

(b)                                 Except as set forth on Schedule 4.15, the Assets (including the Pipeline System, Plants or SWD Wells) constitute all assets, properties, rights, privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible, used or necessary to (i) conduct the operations and business currently conducted by Sellers with respect to the Assets in a manner consistent with past practices and customs of Sellers, other than the operations and business conducted with respect to the Excluded Assets, and (ii) perform the obligations that are required to be performed under the Assigned Contracts on the date immediately following the Closing Date.

4.16                        Throughput Data.  Attached hereto as Schedule 4.16 is historical throughput data and information for the calendar year 2015 and the first six (6) months of calendar year 2016 relating to the Pipeline System, Plants or SWD Wells.  Such throughput data and information is accurate and complete in all material respects with respect to the information for the applicable period, without representation as to any specific monthly volume.  Subsequent to June 30, 2016, there have been no material adverse changes in the volumes of Hydrocarbons (or products or derivatives thereof) or Salt Water gathered and transported by the Pipeline System, processed in the Plants or disposed in the SWD Wells.

4.17                        Employee Matters.

(a)                                 There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any material Liability under Title IV of ERISA, Section 302 of ERISA or Sections 412 and 4971 of the Code, in each case that could reasonably be expected to be a Liability of Buyer or any of its Affiliates following the Closing.

(b)                                 (i) Except as set forth on Schedule 4.17(b), none of Sellers is a party to any collective bargaining agreement or other labor union Contract; (ii) no Employee is represented by a union or labor organization with respect to his or her work for Sellers or their respective Affiliates and, to the Knowledge of Sellers, no union organizational campaign presently exists or has existed with respect to any Employees and no request or petition for union representation has been filed or made; (iii) no material work stoppage, work slowdown, walk-out, boycott, corporate campaign, sit-in, strike, lock-out, picket, demonstration, protest or other material labor unrest is threatened by or with respect to any Employee; and (iv) there are no pending or, to the Knowledge of Sellers, threatened matters involving Employees, before the National Labor Relations Board.

4.18                        Affiliate Interests.  All Contracts between any Seller, on the one hand, and (a) any Affiliate of any Seller or (b) any officer, director or employee of any Seller (any such officer, director, or employee, an “Insider”), on the other hand, are listed on Schedule 4.18 hereto.

4.19                        Intellectual Property.

(a)                                 Schedule 4.19(a) hereto sets forth all material Intellectual Property owned by or licensed to Sellers that is used in the operation of the Business as currently conducted, including each jurisdiction of registration for each patent and trademark.  Schedule 4.19(a) also identifies the name of the record owner of the applicable Intellectual Property.

(b)                                 Except for licenses set forth on Schedule 4.19(b) and licenses of non-customized commercially available off-the-shelf software subject to “shrink-wrap” or “click-wrap” license agreements, there are no licenses of Intellectual Property by a third party to Sellers or any of their Affiliates (including Insiders) that are material to the operation of the Business as currently conducted by Sellers and their respective Affiliates (including Insiders).

(c)                                  Except as set forth on Schedule 4.19(c), there are no Contracts, licenses, permissions or other agreements pursuant to which Sellers have granted any license or other right to use any such Sellers’ Intellectual Property. No claims have been asserted against Sellers by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property in any jurisdiction. To the Knowledge of Sellers, (i) no Person is infringing upon the Intellectual Property of Sellers and (ii) the operation of the Business and the use of the Intellectual Property in the operation of the Business does not infringe upon or misappropriate the rights of any Person.

4.20                        Security Arrangements.  All of the bonds, letters of credit and guarantees posted by Sellers or their respective Affiliates with Governmental Authorities or Third Parties and relating to the Assets are described on Schedule 4.20 (the “Security Arrangements”).

4.21                        Disclaimer.  EXCEPT FOR REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OF THIS AGREEMENT, SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, AT COMMON LAW OR STATUTORY LAW, EXPRESS OR IMPLIED, CONCERNING THE BUSINESS, ASSETS OR LIABILITIES OF SELLERS. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL,

AT COMMON LAW OR STATUTORY LAW, EXPRESS OR IMPLIED, RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLERS, THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH, (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLERS, (b) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (c) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (d) SELLERS’ TITLE TO ANY OF THE ASSETS. EXCEPT FOR REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OF THIS AGREEMENT, SELLERS FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE WITHOUT RELIANCE ON ANY REPRESENTATIONS AND WARRANTIES DISCLAIMED AS SET FORTH ABOVE.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

5.1                               Organization of Buyer.  Buyer is a limited liability company, duly organized and validly existing under the Laws of Delaware, is qualified to do business and is in good standing under the Laws of any jurisdiction where such qualification is necessary, and has all requisite power and authority to carry on its business as such is now being conducted.

5.2                               Authorization; Enforceability.  Buyer has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which Buyer is a Party, to purchase the Assets on the terms described herein and to perform all obligations to be performed by Buyer hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action required on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement or any of the Transaction Documents to which Buyer is a party. This Agreement has been, and each of the Transaction Documents will be at or prior to the Closing, duly authorized, executed and delivered by Buyer and constitutes, and each of the Transaction Documents when so executed and delivered will constitute, a valid and legally binding agreement of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.3                               No Conflict.  Assuming compliance with the HSR Act, if applicable, Buyer’s execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer shall not:

(a)                                 conflict with or require the Consent of any Person under any of the terms, conditions or provisions of the Organizational Documents of Buyer;

(b)                                 violate any provision of any Laws applicable to Buyer; or

(c)                                  in any material respect, conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by any material bond, debenture, note, mortgage or indenture to which Buyer is a party or by which Buyer may be bound.

5.4                               Consents and Approvals.  Assuming compliance with the HSR Act, if applicable, no material Consent is required to be obtained by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or the Transaction Documents or the consummation by Buyer of the transactions contemplated hereby or thereby.

5.5                               Litigation.  There are no (a) Proceedings pending, or, to Buyer’s knowledge, threatened in writing by any Person against Buyer or (b) Orders or unsatisfied judgments from any Governmental Authority binding upon Buyer, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

5.6                               Brokers’ Fees.  Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Sellers will become liable or obligated.

5.7                               Financing.

(a)                                 Buyer has, and, on the Closing Date, shall have available (through cash on hand or existing financial arrangements or capital commitments) all of the funds necessary for the acquisition of the Assets and the assumptions of the Assumed Liabilities pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement, including the delivery of the Deposit to the Escrow Agent in accordance with Section 3.2 (collectively, the “Financial Obligations”).

(b)                                 Based on the terms and conditions of this Agreement, the amount of the capital commitments to Buyer by the members of Buyer pursuant its Organizational Documents are sufficient to provide Buyer with the funds necessary to pay the Financial Obligations.

(c)                                  Buyer has delivered to Sellers a complete and correct copy of an executed commitment letter, dated prior to or as of the date hereof (the “Equity Commitment Letter”), pursuant to which the entity set forth therein (the “Equity Commitment Party”) has stated its intention, subject to the terms and conditions therein, to provide equity financing to Buyer prior to or at the Closing (the “Equity Financing”).

(d)                                 As of the date of this Agreement, (i) the Equity Commitment Letter has not been amended or modified (and, to Buyer’s knowledge, no such amendment or modification is contemplated), and (ii) to Buyer’s knowledge, the intentions set forth in the Equity Commitment Letter have not been withdrawn or rescinded in any respect.  As of the date of this Agreement there are no side letters or other agreements, contracts or arrangements related to the funding or investment, as applicable, of the Equity Financing other than as expressly set forth in (A) the Equity Commitment Letter delivered to Sellers prior to the date hereof and (B) the Organizational Documents of Buyer.

5.8                               Independent Evaluation.  Buyer (a) is experienced in the evaluation, purchase, ownership and operation of Hydrocarbon gathering, processing and treating assets and is aware of the risks associated with the purchase, ownership and operation of such assets and interests related thereto, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, ownership and operation thereof and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, ownership and operation thereof and its obligations hereunder. In entering into this Agreement and except for the representations and warranties set forth in Article IV of this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Transaction Documents and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

6.1                               Conduct of Business, Operation of Assets.

(a)                                 From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article X, except (i) for Emergency Operations, (ii) for any capital expenditures described in Schedule 4.12, (iii) actions consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (iv) required or prohibited pursuant to a Bankruptcy Court Order or the Bankruptcy Cases, Sellers, in their capacity as owners of the Assets, shall:

(i)                                     operate the Business and maintain the books of account and Records in the ordinary course of business and confer with Buyer and its Representatives, as reasonably requested, to report on operational matters and the general status of ongoing operations;

(ii)                                  conduct the Business in compliance with all applicable Laws, rules and regulations including using their best efforts to maintain all material Assigned Permits;

(iii)                               use commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Business and (B) preserve the present relationships with Persons having business dealings with the Business (including clients, customers and suppliers and service providers);

(iv)                              use commercially reasonable efforts to maintain, in all materials respects, (A) all of the assets and properties of, or used by, Sellers and related to the Business in their current condition, ordinary wear and tear excepted, and (B) all insurance policies currently in place, or suitable replacements therefor;

(v)                                 give written notice to Buyer as soon as is reasonably practicable of any written notice received or given by Sellers with respect to any alleged material breach by Sellers or other Person of any Assigned Contract or Assigned Permit;

(vi)                              with respect to Emergency Operations, notify Buyer of such emergency and the related Emergency Operations as soon as reasonably practicable;

(vii)                           timely pay all Employee’s salaries, wages and other compensation and employee benefits (subject to obtaining any requisite approvals of the Bankruptcy Court); and

(viii)                        give prompt notice to Buyer of (A) any written notice of any material damage or any material Casualty to any of the Assets and (B) any written notice received or made by Sellers of any material claim asserting any material tort or violation of Law or any new Proceeding, that (in each case) relates to the Assets.

(b)                                 Without limiting the generality or effect of Section 6.1(a), from the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article X, except (i) for Emergency Operations, (ii) for any capital expenditures described in Schedule 4.12, (iii) for actions consented to in writing by Buyer (which shall not be unreasonably withheld, conditioned or delayed), or (iv) required or prohibited pursuant to a Bankruptcy Court Order or the Bankruptcy Cases, Sellers, in their capacity as owner of the Assets, shall not:

(A)                               liquidate, dissolve, recapitalize or otherwise wind up its business as it relates to the Assets;

(B)                               materially change its accounting methods, policies or practices, in each case as it relates to the Assets;

(C)                               sell, assign, transfer, suffer any Lien (other than a Permitted Lien) upon, grant or otherwise dispose of any material Asset or any material right regarding the Assets to any Person;

(D)                               (1) enter into any Applicable Contract that would be required to be listed on Schedule 4.5(a) as a “Material Contract” if such Applicable Contract was in existence as of the Execution Date, or (2) amend, modify or waive, in any material respect, any rights or obligations under any Material Contract or Executory Contract or terminate any Material Contract or Executory Contract before the expiration of the terms thereof, other than to the extent any such Material Contract or Executory Contract terminates pursuant to its terms;

(E)                                other than for which an adjustment to the Purchase Price is made pursuant to Section 3.3, incur any Property Expense for which Buyer or its Affiliates could become liable, or otherwise responsible, for following the Closing;

(F)                                 commence, settle or propose to settle any Proceedings that would reasonably be expected to negatively impact or materially diminish the value of the Assets or impair title thereto;

(G)                               materially amend or modify any instrument creating any Real Property Interests or voluntarily release or surrender any Real Property Interests (other than upon termination of any Contract in accordance with its terms); or

(H)                              agree, whether in writing or otherwise, to do any of the foregoing.

6.2                               Access and Information.

(a)                                 From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article X, but subject to the other provisions of this Section 6.2 and obtaining any required Consents of Third Parties (with respect to which consents Sellers shall use commercially reasonable efforts to obtain), Sellers shall afford to Buyer and its Representatives reasonable access, during normal business hours, and permit same to conduct a reasonable inspection of, all of the offices, facilities, properties, assets, inventories, and non-privileged books, records, and documents of Sellers, and will use their commercially reasonable efforts to furnish Buyer with such additional financial and operating data and other information relating to the Business, the Assumed Liabilities and the Assets as Buyer may from time to time reasonably request, including providing access to any physical or virtual data room and any other access or information provided to any other potential bidder.  Sellers shall also make available to Buyer and its Representatives, upon reasonable notice during normal business hours, Sellers’ personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers reasonably necessary or appropriate.  All investigations and due diligence conducted by Buyer or any of its Representatives shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any of its Representative shall result from Buyer’s own independent review and judgment.  Buyer shall coordinate Buyer’s and its Representatives’ access rights (including with respect to Sellers’ personnel) and physical inspections of the Assets with Sellers and their Representatives to minimize any inconvenience to or interruption of the conduct of business by Sellers, and Sellers shall have the right to accompany Buyer and any Representative of Buyer in connection with any such access rights.

Buyer shall not be authorized to perform sampling of any environmental media or perform testing or operation of any equipment without obtaining the applicable Seller’s prior written consent.  Buyer shall, and Buyer shall cause all of its Representatives to, abide by all Governmental Authorities’ and Sellers’ safety rules, regulations and operating policies while conducting Buyer’s due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. No information provided to or obtained by Buyer pursuant to this Section 6.2(a) or otherwise shall limit or otherwise affect the remedies available hereunder to Buyer, or the representations or warranties of, or the conditions to the obligations of, the Parties.  Buyer hereby indemnifies Sellers and their respective Affiliates and Representatives from and against any and all Damages (including any injury, loss or damage arising out of such entry that may occur to Buyer or any Representative of Buyer) caused by Buyer or any Representative of Buyer during any office visit, field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Representative of Buyer with respect to the Assets, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF ANY SELLER OR ANY REPRESENTATIVE OF ANY SELLER AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION.

(b)                                 The Parties acknowledge and agree that after the Closing, Sellers, their respective Affiliates, successors to any of Sellers and their respective Affiliates (including, without limitation, any liquidating trustee or chapter 7 trustee subsequently appointed to administer Sellers’ bankruptcy estate or any assets that comprised such bankruptcy estate), Sellers’ prepetition lenders and designated agents and representatives thereof (each such party, an “Access Party” and collectively, the “Access Parties”), may need access to information or documents or other business records in the control or possession of Buyer and its Affiliates (whether such records are physical or electronic, including, without limitation, any records stored on any computer systems or similar information systems acquired by Buyer pursuant to this Agreement for one or more purposes, including without limitation: (i) preparing or filing Tax Returns; (ii) selling, using, monetizing or otherwise disposing of any Excluded Assets; and (iii) pursuing any Avoidance Actions or other claims or causes of action of any of Sellers or their bankruptcy estate (other than claims or causes of action against Buyer).  Buyer shall reasonably cooperate in connection with, and, during normal business hours, make available for inspection and copying by such Access Parties or their successors or representatives, upon prior written request and at their sole cost and expense, such information, documents, business records and other analogous information included in the Assets, as reasonably requested by such Access Parties.

6.3                               Regulatory Filings.  From the Execution Date until the Closing, each of Buyer and Sellers shall, and shall cause their respective Affiliates to, (a) make or cause to be made the filings required of such Party or any of its Affiliates under any applicable Laws, including the HSR Act, with respect to the transactions contemplated by this Agreement, and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable and in any event within ten (10) Business Days after the Execution Date (except for such filings that are customarily made after the assignment of properties similar to the Assets),

(b) cooperate with and assist the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings and in obtaining the relevant Consent from the applicable Governmental Authority, (c) use commercially reasonable efforts to cause the expiration or termination of the notice or waiting periods under the HSR Act (including requesting early termination thereof) and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (d) to the extent permitted under applicable Law, promptly inform, and provide copies to, the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (e) to the extent permitted under applicable Law, consult and cooperate in advance with the other Party prior to making, and consider in good faith the views of the other Party in connection with, any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, and (f) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials.  Neither Party shall participate in any meeting or discussion with any Governmental Authority with respect to such filings or the transactions contemplated by this Agreement, or enter into any agreement with any Governmental Authority, unless, to the extent permitted under applicable Law, it consults with the other Party in advance and, to the extent permitted by the Governmental Authority, gives the other Party reasonable prior notice of, and an opportunity to attend and participate in, such meeting.  Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Buyer or Sellers, or any of their respective Affiliates, without its written consent, to sell, license, dispose of, hold separate or operate in any specified manner any assets or businesses of Buyer or Sellers (or to require Buyer or Sellers or any of their respective Affiliates to agree to any of the foregoing). The obligations of each party under this Section 6.3 to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and other applicable Laws and with its obligations under this Section 6.3.

6.4                               Governmental Consents.  Without limiting the generality of Section 6.3, Sellers and Buyer shall each use their commercially reasonable efforts to obtain at the earliest practical date all Consents, waivers, approvals, orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Authorities (including Bankruptcy Court approvals) which are required to consummate, or in connection with, the transactions contemplated by this Agreement.

6.5                               Casualty or Condemnation Loss.  If, after the Execution Date but prior to the Closing Date, all or any portion of the Assets is damaged or destroyed by fire or other casualty (a “Casualty”) or is taken in condemnation or under right of eminent domain (a “Condemnation Proceeding”), then Buyer shall nevertheless be required to close and Sellers, at Closing, shall pay to Buyer (or its designee) all sums paid to Sellers by Third Parties by reason of such Casualty or Condemnation Proceeding with respect to the affected Assets and shall assign, transfer and set over to Buyer or Buyer’s designee all of Sellers’ right, title and interest (if any) in recovery proceeds, unpaid awards and other rights against Third Parties (excluding any liabilities or claims of or against Sellers or any of their respective Affiliates and Representatives) arising out of such Casualty or Condemnation Proceeding with respect to the affected Assets;

provided, however, that Sellers shall reserve and retain (and Buyer shall assign to Sellers) all rights, title, interests and claims against Third Parties for the recovery of Sellers’ costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in connection with such Casualty or Condemnation Proceeding; provided, further, if the costs and expenses associated with any such Casualty and/or Condemnation Proceedings exceed (or are likely to exceed), in aggregate, ten percent (10%) of the Purchase Price, either Party may terminate this Agreement upon written notice to the other Party prior to Closing.

6.6                               Seller Marks.  Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the terms “Azure” or any trademarks, service marks, slogans or logos containing or comprising the foregoing, or any trademark, service mark, slogan or logo confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”).  From and after the Closing, Buyer agrees (on behalf of itself and its Affiliates) that it shall (a) cease using the Seller Marks in any manner, directly or indirectly, as promptly as possible after the Closing and in any event within ninety (90) days following the Closing Date, and (b) remove, strike over or otherwise obliterate all Seller Marks from all Assets and all other materials owned, possessed or used by Buyer or its Affiliates within ninety (90) days following the Closing Date.  With respect to any Seller Mark that may appear on any of the physical assets constituting the Assets, Buyer is hereby granted a fully-paid-up, royalty-free, limited right and license solely to allow Buyer to display or retain such Seller Mark on such Assets, in the places and in the forms in which they appear on such Assets at Closing, for ninety (90) days following the Closing Date.

6.7                               Record Retention.  To the extent required by Law or otherwise, Sellers and Buyer agree that each of them shall use commercially reasonable efforts to preserve and keep the records held by them relating to the Business for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Actions against or governmental investigations of Sellers or Buyer or any of their Affiliates or in order to enable Sellers or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Sellers or Buyer wish to destroy (or permit to be destroyed, including pursuant to any liquidation or winding up of such Person) such records after that time, such Party shall first give forty-five (45) days prior written notice to the other, and such other Party shall have the right, at its option and expense, upon prior written notice given to such Party within that forty-five (45) day period, to take possession or make copies of the records within forty-five (45) days after the date of such notice. This covenant shall survive Closing.

6.8                               Bonds, Letters of Credit and Guarantees.  Buyer acknowledges that none of the Security Arrangements are transferable to Buyer.  Except to the extent that Buyer will, as of Closing, be covered by the Security Arrangements of the operators of the applicable Assets, then on or before the Closing Date, Buyer will obtain, or cause to be obtained in the name of Buyer, replacements for such Security Arrangements, to the extent such replacements are necessary to permit the cancellation as of Closing of the Security Arrangements posted by Sellers and/or their respective Affiliates.  To the extent cancellation of any Security Arrangement has not occurred as of the Closing Date, and Sellers waive compliance with this Section 6.8 at Closing, Buyer shall, after Closing, fully indemnify Sellers and their respective Affiliates for any claim made by any Third Party in respect of any such Security Arrangement until such time that such Security Arrangement is terminated. For the avoidance of doubt, this covenant shall survive the Closing.

6.9                               Assigned Permits.  Sellers shall, and shall cause their respective Affiliates to, take all commercially reasonable actions necessary or desirable under the applicable Laws with the appropriate Governmental Authorities to transfer the Assigned Permits to Buyer, and to assist Buyer in obtaining any other Permits required for the operation and conduct of the Business or the Assets.  If the applicable Laws require certain actions to be taken upon or after Closing, Sellers shall take all commercially reasonable actions necessary or desirable under the applicable Laws with the appropriate Governmental Authorities to transfer the Assigned Permits to Buyer as promptly as reasonably practicable after the Closing.  Any and all fees required by any Governmental Authority or any Person to obtain or for the transfer of a Permit shall be paid directly by and be the sole responsibility of Buyer.

6.10                        Access to Title Records.  From the date hereof until Closing, Sellers will make available to Buyer for Buyer’s inspection copies of all deeds, easements, rights-of-way, leases, surveys, title policies, title reports and other records in Sellers’ or any of their Affiliates’ possession or control relating to the title to the Real Property Interests (the “Title Records”). Sellers will cooperate with Buyer and use its commercially reasonable efforts to facilitate Buyer’s inspection of the Title Records; provided, however, that Sellers shall have no obligation to cure, correct or remove, or cause the cure, correction or removal of, any purported Liens or other title defects disclosed in the Title Records.

6.11                        Post-Closing Confidentiality.  From and after the Closing, Sellers shall, and shall direct its Representatives and Affiliates to, keep confidential and not disclose any and all information relating to the Assets (the “Restricted Information”), and shall not, directly or indirectly, use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or the Transaction Documents.  The obligation shall continue indefinitely from the Closing Date and shall not apply to any information that (a) is in the public domain, (b) is published or otherwise becomes part of the public domain through no fault of Sellers or any of their respective Affiliates or (c) becomes available to Sellers or any of their respective Affiliates on a non-confidential basis from a source that did not acquire such information (directly or indirectly) on a confidential basis.  Notwithstanding the foregoing, Sellers may make disclosures required by applicable Law or as is necessary to enforce this Agreement; provided, however, that Sellers, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.11.  In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 6.11, Sellers shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is legally required, and, to the extent practicable, Sellers shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.

6.12                        Notification of Certain Matters.  Sellers shall give notice to Buyer as promptly as reasonably practicable upon becoming aware of, and in any event prior to Closing of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by Sellers to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing,

(b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the institution of, written threat or, to the Knowledge of Sellers, oral threat of institution of any Proceeding against Sellers related to this Agreement or the transactions contemplated hereby, (d) any material theft, damage, condemnation, taking, destruction or Casualty or Condemnation Proceeding relating to the Assets, or (e) the receipt of any proposal from a Third Party for any transaction (or series of transactions) involving the sale, transfer, lease or other disposition of, directly or indirectly, including through an asset sale, stock sale, merger, foreclosure, reorganization or other similar transaction, including pursuant to a stand-alone plan of reorganization or refinancing, directly or indirectly, all or a portion of the Assets (or agreement to do any of the foregoing) to a Person or Persons other than Buyer or to effect any other transaction the consummation of which would be substantially inconsistent with the terms of this Agreement (such a transaction, an “Alternative Transaction”); provided, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

6.13                        Employee Matters.

(a)                                 Promptly after the execution and delivery of this Agreement, Sellers shall provide Buyer with the contact information for each then-current Employee.  Additionally, after the Execution Date, Sellers shall provide Buyer with reasonable access during normal business hours to additional employee information relating to each Employee, in each case to the extent permissible under applicable Laws (including any limitations applicable to medical or any other records) and as necessary in order to assist Buyer in satisfying its obligations pursuant to this Section 6.13.  At least five (5) Business Days prior to the Closing, Buyer or its Affiliate may make offers to hire any of the Employees, subject to any such Employee satisfying Buyer’s lawful pre-employment screening process and the occurrence of the Closing, with such offers to become effective on the Closing Date and at base salaries or hourly rates of pay (as applicable), bonuses and other compensation opportunities, and employee benefits that are set in Buyer’s sole and absolute discretion.  For the avoidance of doubt, Buyer shall be under no obligation whatsoever to hire or offer to hire any or all of the Employees.

(b)                                 This Section 6.13 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.13, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.13.  Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement.  The Parties acknowledge and agree that the terms set forth in this Section 6.13 shall not create any right of any employee or any other Person to any continued employment with Sellers, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

6.14                        No Dismissal.  During the period commencing on the Execution Date and ending on the earlier of (a) the consummation of the transactions contemplated hereby and (b) the termination of this Agreement pursuant to Section 10.1, Sellers covenant that, without Buyer’s prior written consent, none of Sellers nor any of their appointees, Representatives (including legal counsel), agents, trustees, or other similar Person shall take any action designed to (i) dismiss the Bankruptcy Cases (including making any request to the Bankruptcy Court in relation to any such dismissal), or (ii) convert the Bankruptcy Cases to cases under Chapter 7 of the Bankruptcy Code (including making any request to the Bankruptcy Court in relation to any such conversion), in the case of either (i) or (ii), at any time prior to the Closing Date.

6.15                        Financing.

(a)                                 Buyer shall keep Sellers fully and promptly apprised as to the status of, and any material developments relating to, the Equity Financing.

(b)                                 Buyer shall promptly (and in any event within one (1) Business Day) notify Sellers of (i) the termination or withdrawal (or attempted termination or withdrawal, whether or not valid) of the Equity Commitment Letter or (ii) any refusal by the Equity Commitment Party to provide, or any stated intent by the Equity Commitment Party to refuse to provide, the Equity Financing.

6.16                        Transition Services; Non-Solicitation.  Sellers and Buyer shall use commercially reasonable efforts to negotiate in good faith and enter into a Transition Services Agreement, effective as of the Closing Date, pursuant to which Sellers and their Affiliates will provide certain gas accounting, accounts payable and gas scheduling services to Buyer for a period of two (2) months after the Closing for a monthly fee of $40,000. Buyer agrees that such Transition Services Agreement will contain payment terms that require prepayment of each month’s services on the first day of such month.  Buyer agrees that during such two (2) month period and for twelve (12) months thereafter, Buyer shall not, without Sellers’ (or their applicable Affiliate’s) prior written consent, directly or indirectly, (a) solicit, encourage, entice or induce any employee of Sellers providing such services to terminate his or her employment or engagement with any Seller or (b) hire any such employee.

6.17                        BP Gas Gathering Agreement.  Sellers shall use commercially reasonable efforts to negotiate and enter into, and Buyer may participate and, at Sellers’ request, reasonably assist Sellers in negotiating and entering into, a BP Partial Assignment; provided, however, that nothing in this Agreement shall be deemed to require Buyer to expend any costs or expenses or make any commercial concession with respect to any such assistance or participation, whether before or after the Closing.  If the BP Partial Assignment is not obtained prior to or at Closing, (a) the Purchase Price payable by Buyer at Closing shall be decreased by $3,700,000, (b) Sellers (or a successor entity to Sellers) shall continue to use commercially reasonable efforts to obtain, and, at Sellers’ reasonable request, Buyer shall assist Sellers in obtaining, the BP Partial Assignment, (c) notwithstanding Section 2.5, if the requisite Lenders have approved the BP Back-to-Back Agreement pursuant to Section G of Article I of the BP Back-to-Back Agreement at least one (1) Business Day prior to the Auction, Buyer shall assume the BP Back-to-Back Agreement and (d) if the BP Partial Assignment is received within six (6) months after the Closing Date, Buyer shall pay, within five (5) Business Days of receipt of the BP Partial Assignment, to Sellers or their successor entity an amount equal to $3,700,000, to the account designated by Sellers or such successor entity, by wire transfer of same day funds. For the avoidance of doubt, in the event the BP Partial Assignment is not obtained within six (6) months of the Closing Date, Buyer shall be under no obligation to pay Sellers any amount pursuant to this Section 6.17 and the BP Back-to-Back Agreement shall continue in full force and effect in accordance with its terms.

6.18                        Bankruptcy Deposits.  From and after the Closing, Buyer shall, at Sellers’ sole cost and expense, reasonably assist, but shall have no obligation to substitute, Sellers in obtaining the return of any and all outstanding Bankruptcy Deposits and shall promptly (but no later than three (3) Business Days following receipt of any such Bankruptcy Deposit) deliver such Bankruptcy Deposit to the account designated by Sellers or a successor entity, by wire transfer of same day funds.

ARTICLE VII
CONDITIONS TO CLOSING

7.1                               Buyer’s Conditions to Closing.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)                                 Bankruptcy Approval. Both the Bid Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court and shall each be an order not subject to appeal, or, if an appeal of the Sale Order is pending, the appeal shall not have stayed the effect of the Sale Order, nor shall the Sale Order be subject to stay, by an order of the Bankruptcy Court or any other court having jurisdiction to issue such stay (a “Final Order”) as of the Closing.

(b)                                 HSR Act.  To the extent applicable, all waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)                                  Consents.  Sellers shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Third Party required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that is set forth on Schedule 7.1(c).

(d)                                 Representations.  (i) Each of Sellers’ representations and warranties contained in Sections 4.1, 4.2, 4.3(a) and 4.7 shall be true and correct in all respects as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), and (ii) each of the other representations and warranties of Sellers contained in Article IV of this Agreement shall be true and correct in all respects as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) without giving effect to the words “material,” or “material adverse effect” contained in such representations; provided, however, that the condition in this Section 7.1(d)(ii) shall be deemed to have been satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, would not be reasonably expected to result in a Seller Material Adverse Effect.

(e)                                  Performance.  Sellers shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Sellers prior to the Closing.

(f)                                   Seller Material Adverse Effect.  From the Execution Date until the Closing, there shall not have occurred a Seller Material Adverse Effect.

(g)                                  Closing Certificate.  Sellers shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer a certificate dated the Closing Date certifying that the conditions specified in Section 7.1(d), Section 7.1(e) and Section 7.1(f) have been fulfilled.

(h)                                 No Order.  No preliminary or permanent injunction or other Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall be in effect.

(i)                                     Preferential Right Contract. (i) The preferential purchase right under the Preferential Right Contract shall have become unenforceable pursuant to the Bid Procedures Order and/or Sale Order, (ii) the preferential purchase right under the Preferential Right Contract shall have been waived in writing by BP and no other Person shall have asserted that it is the beneficiary of a valid and enforceable preferential purchase right with respect to the Preferential Right Asset; (iii) the time period for exercise of the valid and enforceable preferential purchase right under the Preferential Right Contract shall have expired pursuant to its terms without exercise by BP and no other Person has asserted that it is the beneficiary of a valid and enforceable preferential purchase right with respect to the Preferential Right Asset; or (iv) the preferential purchase right under the Preferential Right Contract shall have been exercised by BP (or any other Person that asserts that it is the beneficiary of a valid and enforceable preferential purchase right with respect to the Preferential Right Asset).

(j)                                    Deliveries.  Sellers shall have delivered (or be ready, willing and able to deliver at Closing) the documents and other items required to be delivered by Seller under Section 8.2.

7.2                               Sellers’ Conditions to Closing.  The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Sellers:

(a)                                 Bankruptcy Approval. Both the Bid Procedures Order and the Sale Order authorizing the sale of the Assets to the Buyer shall have been entered by the Bankruptcy Court and shall be a Final Order as of the Closing.

(b)                                 HSR Act.  To the extent applicable, all waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)                                  Representations.  Each of Buyer’s representations and warranties shall be true and correct in all material respects as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct in all material respects as of such certain date) without giving effect to the words “material,” or “material adverse effect” contained in such representations and warranties.

(d)                                 Performance.  Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to the Closing.

(e)                                  Closing Certificate.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Sellers a certificate dated the Closing Date certifying that the conditions specified in Sections 7.2(c) and 7.2(d) have been fulfilled.

(f)                                   No Order.  No preliminary or permanent injunction or other Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall be in effect.

(g)                                  Deliveries.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) the documents and other items required to be delivered by Buyer under Section 8.3.

ARTICLE VIII
CLOSING

8.1                               Closing.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing (“Closing”) of the sale and purchase of the Assets contemplated hereby shall take place at the offices of Vinson & Elkins, LLP, 1001 Fannin Street, Suite 2500, Houston, TX 77002-6760, at 10:00 am, local time, within three (3) Business Days after the Bankruptcy Court’s entry of the Sale Order and the satisfaction or waiver of the additional conditions set forth in Sections 7.1 and 7.2 (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties. The day of Closing is referred to hereinafter as the “Closing Date.” Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

8.2                               Seller Deliverables.  At the Closing, Sellers will deliver the following documents and deliverables to Buyer or cause the following actions to occur:

(a)                                 an acknowledgment, duly executed by each Seller, of the Preliminary Settlement Statement;

(b)                                 counterparts, duly executed by each Seller, of the Assignment, in sufficient number to facilitate recording in the applicable counties and offices;

(c)                                  a certificate, duly executed by each Seller or the regarded owner of such Seller if such Seller is a disregarded entity, of non-foreign status in the form attached hereto as Exhibit D;

(d)                                 if applicable, a counterpart, duly executed by each Seller, of the Transition Services Agreement;

(e)                                  counterparts, duly executed by each Seller, of each other Transaction Document that is required by the terms of this Agreement to be executed and/or delivered by Sellers at the Closing;

(f)                                   executed documentation necessary to transfer title of the Vehicles from each applicable Seller to Buyer;

(g)                                  one or more special warranty deeds or acts of cash sale, as applicable, duly executed by each Seller, necessary or required in connection with the conveyance of the Assets set forth on Schedule 8.2(g), each in substantially the form attached hereto as Exhibit I-1 or Exhibit I-2, as applicable; and

(h)                                 any other forms required by any Governmental Authority to be executed or delivered on the Closing Date relating to the conveyance of the Assets to Buyer or the transfer of operation of the Assets to Buyer, duly executed by Sellers.

8.3                               Buyer Deliverables.  At the Closing, Buyer will deliver the following documents and deliverables to Sellers or cause the following actions to occur:

(a)                                 payment of the Adjusted Purchase Price, less the Deposit, to the account designated in the Preliminary Settlement Statement by Sellers, by wire transfer of same day funds (and cause the Escrow Agent to deliver the Deposit to Sellers by wire transfer of same day funds);

(b)                                 an acknowledgment, duly executed by Buyer, of the Preliminary Settlement Statement;

(c)                                  counterparts, duly executed by Buyer, of the Assignment, in sufficient number to facilitate recording in the applicable counties and offices;

(d)                                 if applicable, a counterpart, duly executed by Buyer, of the Transition Services Agreement; and

(e)                                  counterparts, duly executed by Buyer, of each other Transaction Document that is required by the terms of this Agreement to be executed and/or delivered by Buyer at the Closing.

ARTICLE IX
BANKRUPTCY MATTERS

9.1                               Break-Up Fee.  Subject to approval of the Bankruptcy Court, in consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation hereof, and to compensate Buyer for serving as a stalking-horse bidder and providing value to Sellers’ bankruptcy estate, in accordance with and subject to the conditions and findings set forth in the Bid Procedures Order, Buyer shall be entitled to a termination fee equal to $4,533,000 (such amount, the “Break-Up Fee”) and the reimbursement of the actual amount of Buyer’s Transaction Expenses up to an aggregate amount of $1,000,000 (the “Reimbursement”). The Break-Up Fee and the Reimbursement shall be payable by Sellers upon the conditions set forth in Section 10.2.

9.2                               Court Approval.  The Parties acknowledge and agree that the transactions contemplated herein between Sellers and Buyer with respect to the Assets are subject to the Bankruptcy Court entering the Bid Procedures Order and the Sale Order in form and substance acceptable in all respects to the Parties.

9.3                               Certain Bankruptcy Undertakings.  Sellers (subject to Section 9.3(d) below, the Bankruptcy Code, any Bankruptcy Court Orders and any other restrictions on Sellers by virtue of it being a debtor in bankruptcy) and Buyer each agree to use commercially reasonable efforts to do such further acts and things and to execute and deliver such additional agreements and instruments as may reasonably be required to consummate, evidence, confirm, or obtain the Bankruptcy Court approval of the Bid Procedures Order, and, subject to Buyer’s offer being the highest or otherwise best offer as determined in accordance with the Bid Procedures Order at the conclusion of the Sale Process, approval of the Sale Order, the sale of the Assets, the assumption and/or assignment of the Assigned Contracts, or any other agreement contemplated hereby and the consummation of the transactions contemplated hereby.  In furtherance of the foregoing, the Parties hereby agree as follows:

(a)                                 On January 30, 2017, Sellers filed the Bankruptcy Cases with the Bankruptcy Court.

(b)                                 Sellers shall file the Bid Procedures Motion on February 10, 2017.

(c)                                  Prior to the filing by Sellers of the motion seeking entry of the Bid Procedures Order and the Sale Order, Sellers will (i) provide a copy thereof to Buyer and its counsel and (ii) provide Buyer and its counsel a reasonable opportunity to review and comment on such document, and any amendment or supplement thereto. Such motion shall, in all material respects, be consistent with the terms of this Agreement and shall be substantially in the form attached hereto as Exhibit E.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, this Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers and the Bankruptcy Court of higher or better competing bids with respect to an Alternative Transaction. Nothing contained herein shall be construed to prohibit Sellers and their Representatives from soliciting, considering, negotiating, agreeing to, or otherwise taking action in furtherance of any such Alternative Transaction, subject to the terms and conditions of the Bidding Procedures Order, including the Break-Up Fee and the Reimbursement. Sellers and Buyer further acknowledge that, to obtain Bankruptcy Court approval of the transactions contemplated herein, Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, and, if required under the Bid Procedures Order, conducting an auction (the “Auction”).

(e)                                  Except as required by the Bankruptcy Code, Bankruptcy Court, and/or the Bid Procedures Order, Buyer will not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement or the consummation of the transactions contemplated hereby that is inconsistent with performing and carrying out the provisions of this Agreement in accordance with the terms and subject to the conditions herein.

9.4                               Certain Sale Order Matters.  Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including providing such assurances as the Bankruptcy Court may require as a condition to making a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing the required assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” Buyer under Section 363(m) of the Bankruptcy Code and that the Purchase Price was not controlled by an agreement in violation of Section 363(n) of the Bankruptcy Code.

ARTICLE X
TERMINATION

10.1                        Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article X. In the case of any such termination, the terminating Party shall give proper written notice to the other Party specifying the provision pursuant to which the Agreement is being terminated and with such termination being effective upon delivery of such notice (or written consent signed by Buyer and Sellers) or as otherwise expressly provided in the case of Sections 10.1(c)(iv) and 10.1(d)(iv):

(a)                                 by the mutual consent of Buyer and Sellers as evidenced in a writing signed by each of Buyer and Sellers;

(b)                                 pursuant to written notice, by Sellers to Buyer, or Buyer to Sellers, upon the issuance of a final and non-appealable Order by a Governmental Authority to restrain, enjoin, or otherwise prohibit the transfer of the Assets contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c)                                  by Buyer, pursuant to written notice to Sellers:

(i)                                     if the Bid Procedures Order or Sale Order entered by the Bankruptcy Court shall have been vacated, or modified or supplemented in a manner, without Buyer’s prior written consent, that is material and adverse to Buyer;

(ii)                                  if prior to the Closing, (A) the Bankruptcy Cases are converted into cases under Chapter 7 of the Bankruptcy Code, (B) the Bankruptcy Cases are dismissed, or (C) if a trustee under Chapter 11 of the Bankruptcy Code is appointed in the Bankruptcy Cases;

(iii)          if, at the end of the Auction contemplated by the bidding procedures provided for in the Bid Procedures Order, an Alternative Transaction is approved by Sellers and Buyer is not selected to be the Prevailing Bidder or the Backup Bidder;

(iv)          if (A) Buyer is (1) not in material breach of this Agreement, and (2) ready and willing to close, (B) the conditions precedent to Closing set forth in Section 7.2 have been satisfied or waived in writing by Sellers, and (C) there has been a violation or breach by Sellers of any representation, warranty, or covenant contained in this Agreement that (x) would cause any of the conditions set forth in Section 7.1 to not be satisfied by the Outside Termination Date, (y) has not been waived by Buyer, and (z) Sellers have failed to cure within ten (10) Business Days following receipt of notification thereof by Buyer;

(v)           if Closing has not occurred by the Outside Termination Date; provided that the right to terminate this Agreement under this Section 10.1(c)(v) shall not be available to Buyer if the failure to so close was primarily due to the failure of Buyer to perform any of its obligations under this Agreement; or

(vi)          if an Alternative Transaction has been consummated.

(d)           by Sellers pursuant to written notice to Buyer:

(i)            if the Bid Procedures Order entered by the Bankruptcy Court shall have been stayed or vacated, or modified or supplemented in a manner, without Sellers’ prior written consent, that is material and adverse to Sellers;

(ii)           if after the Auction but prior to the Closing, (A) the Bankruptcy Cases are, without Sellers’ consent, converted into cases under Chapter 7 of the Bankruptcy Code or dismissed, or (B) without Sellers’ consent, a trustee under Chapter 11 of the Bankruptcy Code is appointed in the Bankruptcy Cases;

(iii)          if, at the end of the Auction contemplated by the bidding procedures provided for in the Bid Procedures Order, Buyer is not determined by Sellers to be the Prevailing Bidder or the Backup Bidder;

(iv)          if (A) Sellers are (1) not in material breach of this Agreement, and (2) ready and willing to close, (B) the conditions precedent to Closing set forth in Section 7.1 have been satisfied or waived in writing by Buyer, and (C) there has been a violation or breach by Buyer of any representation, warranty, or covenant contained in this Agreement that (x) would cause any of the conditions set forth in Section 7.2 to not be satisfied by the Outside Termination Date, (y) has not been waived by Sellers, and (z) Buyer has failed to cure within ten (10) Business Days following receipt of notification thereof by Sellers;

(v)           if Closing has not occurred by the Outside Termination Date; provided that the right to terminate this Agreement under this Section 10.1(d)(v) shall not be available to Sellers if the failure to so close was primarily due to the failure of Sellers to perform any of their obligations under this Agreement;

(vi)          if an Alternative Transaction has been consummated;

(vii)         if (A) Sellers are (1) not in material breach of this Agreement, and (2) ready and willing to close, (B) the conditions precedent to Closing set forth in Section 7.1 have been satisfied or waived in writing by Buyer, and (C) there has been a violation or breach by Buyer of any representation or warranty contained in Section 5.7 that (x) would cause any of the conditions set forth in Section 7.2 to not be satisfied by the Outside Termination Date, (y) has not been waived by Sellers and (z) Buyer has failed to cure within ten (10) Business Days following receipt of notification thereof by Sellers; or

(viii)        unless Buyer has given prior written notice in accordance with Section 12.1 hereof to Sellers specifying a proper basis for termination of this Agreement by Buyer and notice of termination of this Agreement, if Buyer fails to deliver the Deposit to the Escrow Agent within three (3) Business Days after the Execution Date.

(e)           by either Party, pursuant to Section 6.5.

Each condition set forth in this Section 10.1 pursuant to which this Agreement may be terminated shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 10.1 are applicable, the applicable Party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

10.2        Effect of Termination.  If this Agreement is validly terminated under Section 10.1, except for the provisions of Section 9.1, this Section 10.2, Section 10.3, and Article XII which shall survive termination, this Agreement shall terminate and have no effect and, subject to this Section 10.2, each Party shall have no Liability to the other Party hereunder; provided, however, the Confidentiality Agreement shall not be affected by a termination of this Agreement. The Parties hereby agree that if this Agreement is terminated:

(a)           pursuant to Section 10.1(d)(iv) or Section 10.1(d)(vii), then, upon such termination, as Sellers’ sole and exclusive remedy, Sellers shall be entitled to retain the Deposit as liquidated damages free of any claims by Buyer thereto and Sellers and Buyer shall deliver a joint instruction to the Escrow Agent causing the disbursement of the Deposit to Sellers within five (5) Business Days of such termination, and Buyer shall not be entitled to the Break-Up Fee or the Reimbursement;

(b)           pursuant to Section 10.1(a) (unless otherwise agreed by the Parties), Section 10.1(b), Section 10.1(c)(i), Section 10.1(c)(ii), Section 10.1(c)(iii), Section 10.1(c)(iv), Section 10.1(c)(v), Section 10.1(c)(vi) Section 10.1(d)(i), Section 10.1(d)(ii), Section 10.1(d)(iii), Section 10.1(d)(v), Section 10.1(d)(vi) and Section 10.1(e), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by Sellers with respect thereto, and Sellers and Buyer shall deliver a joint instruction to the Escrow Agent causing the disbursement of the Deposit to Buyer within five (5) Business Days of such termination;

(c)           pursuant to Section 10.1(c)(i), Section 10.1(c)(iii), Section 10.1(c)(iv), Section 10.1(c)(vi), Section 10.1(d)(iii) or Section 10.1(d)(vi), then Buyer shall be entitled to the Break-Up Fee and the Reimbursement, subject to and on the terms of the immediately following paragraph; and

(d)           pursuant to Section 10.1(d)(viii), then Sellers may exercise any remedies they have to recover damages equal to the amount of the Deposit.

With respect to any payments of the Break-Up Fee or Reimbursement if any, pursuant to this Section 10.2 to which Buyer is entitled, such payments shall be made (x) in the case of a termination pursuant to Section 10.1(c)(iii) or Section 10.1(d)(iii), within ten (10) Business Days after the later to occur of the termination of this Agreement and the consummation of the Alternative Transaction, as applicable; and (y) in the case of a termination pursuant to Section 10.1(c)(i), Section 10.1(c)(iv), Section 10.1(c)(vi) or Section 10.1(d)(vi), within ten (10) Business Days after the termination of this Agreement, and in each case shall be allowed and paid as administrative expense claims of Buyer under Section 503(b)(1) of the Bankruptcy Code.

10.3        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return to Sellers or shall destroy all title, engineering, environmental assessments and/or reports, maps and other information furnished by or on behalf of Sellers to Buyer or its Representatives or prepared by or on behalf of Buyer or its Representative in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement (and subject to such retention rights as are provided in the Confidentiality Agreement).

ARTICLE XI

TAX MATTERS

11.1        Liability for Transfer Taxes.  Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) and not eliminated through the application of Section 1146(a) of the Bankruptcy Code shall be borne by Sellers.  Sellers and Buyer shall use commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Assets from any Transfer Taxes, including under Section 1146(a) of the Bankruptcy Code.  Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

11.2        Allocation of Property Taxes.

(a)           With respect Property Taxes owed with respect to the Assets, (i) Sellers shall be responsible for all Property Taxes owed with respect to the Assets for any Tax period ending prior to the Closing Date (a “Pre-Closing Tax Period”); (ii) Buyer shall be responsible for all Property Taxes with respect to the Assets for any Tax period beginning on or after the Closing Date (a “Post-Closing Tax Period”);

and (iii) responsibility for Property Taxes with respect to the Assets for a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing Date and the portion of such Straddle Period beginning on the Closing Date by prorating each such Property Tax based on the number of days of such Straddle Period included in the Pre-Closing Tax Period, on the one hand, and the number of days of such Straddle Period included in the Post-Closing Tax Period, on the other hand. Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.

(b)           Upon receipt of any bill for such Property Taxes, Buyer or Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 11.2(b) (taking into account any adjustments to the Purchase Price that were taken into account pursuant to Sections 3.3(a)(ii) and 3.3(b)(i)), with respect to such Property Taxes, together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the Party owing it to the other within 10 days after delivery of such statement.  In the event that Buyer or Sellers make any payment for which it is entitled to reimbursement under this Section 11.2(b), the applicable Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

11.3        Cooperation on Tax Matters.  Buyer and Sellers shall cooperate fully with each other, including with respect to the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful in connection with the preparation of all Tax Returns by Buyer or Sellers with respect to the Assets, the making of any election relating to Taxes with respect to the Assets, the preparation for any audit by any taxing authority with respect to the Assets and the prosecution or defense of any claim, suit or proceeding relating to any Tax with respect to the Assets or the Allocation.  Such cooperation shall include the retention of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide by all record retention agreements entered into with any Governmental Authority.

11.4        Tax Audits.  Sellers shall control any Proceeding with respect to any Property Taxes or Tax Returns for Property Taxes relating to any Assets (“Tax Audit”) solely relating to any taxable period ending before the Closing Date, and Buyer shall control any other Property Tax Audit.  Neither Party shall settle, compromise or resolve any issue in such Tax Audit in a way that would adversely affect the other Party without such other Party’s written consent, which consent such other Party shall not unreasonably withhold, delay or condition.

11.5        Tax Refunds.  Sellers shall be entitled to any refund of Property Taxes with respect to the Assets with respect to a Pre-Closing Tax Period.  Buyer shall be entitled to any refund of Property Taxes with respect to the Assets with respect to a Post-Closing Tax Period.  Refunds for a Straddle Period shall be apportioned based on the Property Taxes for such period that were paid by or on behalf of Buyer and Sellers.  The Parties and their Affiliates shall reasonably cooperate with the other Party in connection with obtaining any refund of Taxes as set forth in this Section 11.5.  If a Party receives a refund to which the other Party is entitled, such recipient Party shall forward the amount of such refund to the other Party within ten (10) Business Days after such receipt, net of any costs or expenses incurred by the recipient Party in procuring such refund.

ARTICLE XII

MISCELLANEOUS

12.1        Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and will be deemed to be received (a) if mailed by certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) if personally delivered, when received, (d) when delivered by electronic mail upon confirmation of receipt, or (e) when delivered by electronic mail if a copy thereof is also delivered in person or by overnight courier. All notices, requests and consents shall be sent as follows:

If to Sellers, to:

c/o Azure Midstream Company, LLC

12377 Merit Drive, Suite 300

Dallas, TX 75251

Attention:  Roy E. Bertolatus, General Counsel

Email:  rbertolatus@azuremidstream.com

and

c/o Azure Midstream Company, LLC

12377 Merit Drive, Suite 300

Dallas, Texas 75251

Attention:  I. J. “Chip” Berthelot, II, President

Email:  chipb@azuremidstream.com

and

c/o Azure Midstream Company, LLC

2717 Commercial Center Blvd., Suite E200

Katy, Texas 77494

Attention:  Mandy Bush, CFO

Email:  mbush@azuremidstream.com

and (which shall not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention:  Michael A. Saslaw

Email:  msaslaw@velaw.com

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention:  Brad Foxman

Email:  bfoxman@velaw.com

Weil Gotshal & Manges, LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention:  Glenn D. West
Email:  gdwest@weil.com

Weil Gotshal & Manges, LLP
767 Fifth Avenue

New York, New York 10153
Attention:  Gary T. Holtzer
Email:  gary.holtzer@weil.com

Weil Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153
Attention:  Charles M. Persons Jr.
Email:  charles.persons@weil.com

If to Buyer, to:

M5 Midstream LLC
600 Travis, Suite 5600
Houston, TX 77002
Attention:  Laranne Breagy
Email:  l.breagy@momentummidstream.com

and (which shall not constitute notice):

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas  77002

Attention:  Mitch Tiras

Email:  mtiras@lockelord.com

Each Party may change its address by notifying the other Party in writing of such address change.

12.2        Further Assurances.  Following Closing, each Party shall, at the reasonable request of the other Party, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that no such action, document, instrument or conveyance shall increase a Party’s liability beyond that contemplated by this Agreement.

12.3        Succession and Assignment.  Subject to this Section 12.3, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign this Agreement or any rights, interest, obligations or other parts hereof without the prior written consent of the other Party, which consent and approval may be denied in such other Party’s sole discretion; provided, that Buyer may assign this Agreement and any or all rights hereunder (including Buyer’s rights to purchase the Assets) to any Affiliate of Buyer, as collateral to any Person from which it has borrowed money or to any Person to which Buyer or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business; provided that any such assignment shall not relieve Buyer of any of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

12.4        Rights of Third Parties.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement or the Transaction Documents, expressed or implied, is intended to confer upon any Person any legal or equitable rights hereunder, other than the Parties or their successors and permitted assigns.

12.5        Expenses.  Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.  All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets shall be borne by Buyer.

12.6        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or other electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.

12.7        Entire Agreement.  This Agreement (together with the Appendixes, Exhibits and Schedules hereto) and the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties and supersede any other agreements or representations, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating in any way to the transactions contemplated hereby or the subject matter of this Agreement.

Each Party agrees not to assert that it did not understand it, that it mistakenly signed it, that it signed under duress or coercion, that it lacks mental or other capacity, that one Party has discriminated against the other Party in any way or that it has made any representations or has any understanding or agreement other than as set forth in this Agreement, which fully recites all agreements the Parties have.

12.8        No Partnership.  This Agreement does not give rise now or in the future to an agency or partnership relationship among Sellers and their respective Affiliates, on one hand, and Buyer and its Affiliates, on the other hand.  It is not the intention of the Parties to form, and nothing in this Agreement shall be construed as forming, a partnership or joint venture among Buyer and Sellers.  Each Party agrees that Sellers, on one hand, and Buyer, on the other hand, have not been, are not and will not be a fiduciary, partner or joint venturer to the other or to any of Buyer’s or Sellers’ Affiliates, as applicable, and each Party agrees not to assert that Sellers, on one hand, and Buyer, on the other hand, have ever acted as a fiduciary with respect to any aspect of the activities contemplated herein.

12.9        Amendments.  This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each of the Parties.

12.10      Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the applicable rules of any stock or commodities exchange, and, to the extent reasonably practicable, after consultation with the other Party and such other Party’s reasonable review and comment.

12.11      Non-Waiver.  No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement.  Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.  The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

12.12      Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that, if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.13      Governing Law; Jurisdiction.

(a)           This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the Parties shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)           Without limiting any Party’s right to appeal any order of the Bankruptcy Court, the Parties agree that the Bankruptcy Court shall have and retain sole jurisdiction over any legal action or proceeding with respect to this Agreement and Sellers. Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby; provided, however, that if the Bankruptcy Cases have been fully and finally dismissed and/or the Bankruptcy Court declines jurisdiction, the Parties agree to and hereby unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court sitting in Houston, Texas. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.1.

(c)           THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.14      Survival.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall terminate upon and not survive the Closing and there shall be no liability thereafter in respect thereof.  Each of the covenants of the Parties hereto contained in this Agreement shall terminate upon the Closing except to the extent that performance under such covenant is to take place after Closing, in which case such covenant shall survive the Closing until the performance or expiration of such covenant in accordance with this Agreement.

12.15      Specific Performance.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as set forth in Section 10.2(a), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement (without posting any bond or other undertaking) or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[signature pages follow]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLERS

Azure Midstream Partners, LP

By:	Azure Midstream Partners GP, LLC,
its general partner

By:	/s/ I.J. “Chip” Berthelot, II
Name:	I.J. “Chip” Berthelot, II
Title:	President and Chief Executive Officer

Azure TGG, LLC

By:	/s/ I.J. “Chip” Berthelot, II
Name:	I.J. “Chip” Berthelot, II
Title:	President and Chief Executive Officer

Talco Midstream Assets, Ltd.

By:	/s/ I.J. “Chip” Berthelot, II
Name:	I.J. “Chip” Berthelot, II
Title:	President and Chief Executive Officer

Signature Page

Purchase and Sale Agreement

Azure ETG, LLC

By:	/s/ I.J. “Chip” Berthelot, II
Name:	I.J. “Chip” Berthelot, II
Title:	President and Chief Executive Officer

Marlin Midstream, LLC

By:	/s/ I.J. “Chip” Berthelot, II
Name:	I.J. “Chip” Berthelot, II
Title:	President and Chief Executive Officer

Turkey Creek Pipeline, LLC

By:	/s/ I.J. “Chip” Berthelot, II
Name:	I.J. “Chip” Berthelot, II
Title:	President and Chief Executive Officer

Signature Page
Purchase and Sale Agreement

BUYER:

M5 Midstream LLC

By:	/s/ Frank D. Tsuru
Name:	Frank D. Tsuru
Title:	CEO

Signature Page
Purchase and Sale Agreement

APPENDIX I

DEFINITIONS

“Access Party” or “Access Parties” has the meaning provided such terms in Section 6.2(b).

“Accounting Referee” means a neutral nationally recognized United States accounting firm as is mutually agreed upon by the Parties, together with any experts such firm may require in order to settle a particular dispute.

“Adjusted Purchase Price” has the meaning provided such term in Section 3.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise.

“Agreement” has the meaning provided such term in the preamble.

“Allocation” has the meaning provided such term in Section 3.6.

“Alternative Transaction” has the meaning provided such term in Section 6.12.

“Applicable Contracts” means all Contracts to which any Seller is a party and by which the Assets are subject or bound, including all gathering, transportation and marketing agreements; storage agreements; operating agreements; balancing agreements; facilities or equipment leases; interconnection agreements; service and parts agreements; and other similar Contracts to which any Seller is a party and that primarily relate to any Asset.

“Assets” has the meaning provided such term in Section 2.1.

“Assignment” means that certain assignment and bill of sale effecting the assignment of the Assets to and assumption of the Assumed Liabilities by Buyer, to be entered into at Closing by Sellers and Buyer, substantially in the form of Exhibit C.

“Assigned Contract” has the meaning provided in Section 2.5(a).

“Assigned Permits” has the meaning provided in Section 2.5(c).

“Assumed Liabilities” has the meaning provided such term in Section 2.3.

“Auction” has the meaning provided such term in Section 9.3(d).

“Avoidance Actions” means any and all claims, rights or causes of action of Sellers arising under the Bankruptcy Code or similar state law claims, including under Chapter 5 of the Bankruptcy Code or similar state laws, except for any such actions against Buyer.

“Azure” has the meaning provided such term in the preamble.

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“Azure ETG” has the meaning provided such term in the preamble.

“Azure Shelby” has the meaning set forth in the definition of “BP Gas Gathering Agreement.”

“Azure TTG” has the meaning provided such term in the preamble.

“Backup Bidder” has the meaning set forth in the Bid Procedures.

“Bankruptcy Case” and “Bankruptcy Cases” have the meanings provided such term in the preamble.

“Bankruptcy Code” has the meaning provided such term in the preamble.

“Bankruptcy Court” has the meaning provided such term in the preamble.

“Bankruptcy Court Order” means any order, injunction, judgment, decree, ruling or writ of the Bankruptcy Court.

“Bankruptcy Deposits” has the meaning provided such term in Section 2.2(q).

“Bid Procedures” means bidding procedures approved by the Bankruptcy Court Order substantially in the form attached as Exhibit H hereto, with such changes as may be agreed to by Sellers and Buyer or as may be required by the Bankruptcy Court that are not materially adverse to Buyer or Sellers (as determined by Buyer and Sellers in their respective sole discretion).

“Bid Procedures Motion” means the motion to be filed on the Petition Date seeking approval of the Bid Procedures Order and entry of the Sale Order.

“Bid Procedures Order” means a Bankruptcy Court Order substantially in the form attached as Exhibit F hereto, with such changes as may be agreed to by Sellers and Buyer or as may be required by the Bankruptcy Court that are not materially adverse to Buyer or Sellers (as determined by Buyer and Sellers in their respective sole discretion) that, among other things, (a) establishes a date by which competing bids must be submitted by bidders and establishes procedures for the auction process, and (b) approves the payment of the Break-Up Fee on the terms and conditions set forth herein.

“BP” has the meaning set forth in the definition of “BP Gas Gathering Agreement.”

“BP Assets” means the Assets that are utilized under the BP Gas Gathering Agreement.

“BP Back-to-Back Agreement” means that certain Master Gas Gathering Agreement, effective as of January 29, 2017, by and between Azure ETG, on the one hand, and Azure Midstream Energy, LLC and Azure Shelby Assets, LLC, on the other hand.

“BP Gas Gathering Agreement” means that certain Gas Gathering Agreement, effective as of October 19, 2016, by and between Azure Shelby Assets, LLC (“Azure Shelby”) and BP America Production Company (“BP”).

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“BP Partial Assignment” means a partial assignment from Azure Shelby (or its permitted assignee) to Buyer (or its permitted designated Affiliate) of Azure Shelby’s rights under the BP Gas Gathering Agreement that provides for (a) Buyer (or its permitted designated Affiliate) to receive Azure Shelby’s dedication of production from the area set forth on Exhibit J hereto and all other rights appurtenant thereto, including the right to provide gathering and related services with respect to such dedication, (b) Buyer (or its permitted designated Affiliate) to assume all of Azure Shelby’s obligations appurtenant to such assigned rights, and (c) Buyer and BP to be subject to all other terms and conditions relating to such dedication of production and gathering and related services as those set forth under the BP Gas Gathering Agreement (or any other assignment or amendment, replacement, substitute or alternative Contract between Buyer (or any of its Affiliates) and BP that would provide Buyer (or any of its Affiliates) with substantially similar rights and obligations to those provided for under clauses (a) — (c) above).

“Business” means the midstream business and operations of Sellers and their Affiliates (including gathering, processing, treating and marketing of Hydrocarbons; the disposal, treating and recycling of water and other substances generated from the exploration and production of Hydrocarbons; and recovering and selling oil, condensate and other hydrocarbons accumulated in salt water disposal wells) located in, or pertaining to, Panola, Harrison, Angelina, Shelby, San Augustine, Nacogdoches and Rusk Counties, Texas and De Soto and Caddo Parishes, Louisiana, as conducted on the date hereof.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble.

“Break-Up Fee” has the meaning provided such term in Section 9.1.

“Casualty” has the meaning provided such term in Section 6.5.

“Claim” has the meaning ascribed by Section 101(5) of the Bankruptcy Code, including all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment rights, obligations, and liabilities of any kind or nature under contract, at Law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

“Closing” has the meaning provided such term in Section 8.1.

“Closing Date” has the meaning provided such term in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Condemnation Proceeding” has the meaning provided such term in Section 6.5.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 2, 2016, by and between Buyer and Evercore Group L.L.C.

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“Consent” means any consent to assign, approval or similar restriction held by a Governmental Authority or other Person that is applicable to the transactions contemplated hereby (including the transfer of the Assets from Sellers to Buyer).

“Contract” means any contract, agreement, indenture, note, bond, mortgage or deed of trust, loan, instrument, evidence of Indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contract and Cure Schedule” has the meaning provided in Section 2.5(a).

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code and (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Cure Amounts” means all amounts, costs, expenses, liabilities and obligations, including pre-petition monetary liabilities, required to be paid or otherwise satisfied by the Bankruptcy Court to cure all defaults under the Assigned Contracts so that they may be assumed by Sellers and assigned to Buyer under Sections 363 and 365 of the Bankruptcy Code.

“Damages” means all Proceedings, claims, demands, awards, damages, penalties, fines, costs, liabilities, losses, expenses, and fees (whether criminal, civil, commercial or related to claims for personal injury or death or property damage and whether accrued or unaccrued or liquidated or unliquidated), including court costs and attorneys’ and experts’ fees and expenses.

“Deposit” has the meaning provided such term in Section 3.2.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Emergency Operations” means operations necessary to respond to or alleviate the eminent or immediate endangerment of (a) the health or safety of any Person or the environment or (b) the safety or operational condition of any of the Assets.

“Employee” means any person employed by a Seller or one of its Affiliates and whose work responsibility exclusively pertains to managing, operating or otherwise providing services with respect to the Business or the Assets.

“Employee Benefit Plan” means (a) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other material bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation,

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retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by Sellers or for which any Seller has any Liability, contingent or otherwise, and (b) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which any Seller or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within six (6) years prior to the Closing Date or with respect to which any Seller or any ERISA Affiliate has any Liability.

“Environmental Law” means any and all Laws in effect as of the Execution Date pertaining to or regulating pollution, environmental protection, natural resource damages, conservation of natural resources, wildlife, waste management, health and safety (to the extent relating to the exposure to Hazardous Substances), or the use, storage, generation, production, treatment, emission, discharge, release, Remediation, removal, disposal, or transport of Hazardous Substances, including but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act of 1974, the Emergency Planning and Community Right-to-Know Act of 1986, the Oil Pollution Act of 1990, and similar state and local laws, each as amended.

“Environmental Permits” means all Permits issued pursuant to or required by Environmental Laws and necessary for or held in connection with the ownership and/or operation of the Assets.

“Equity Commitment Letters” has the meaning provided such term in Section 5.7(c).

“Equity Financing” has the meaning provided such term in Section 5.7(c).

“Equity Commitment Parties” has the meaning provided such term in Section 5.7(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Sellers for purposes of Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1).

“Escrow Agent” means Republic Title of Texas, Inc. or such other escrow agent as is reasonably acceptable to Buyer and Sellers, in its capacity as escrow agent under the Escrow Agreement.

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“Escrow Agreement” means that certain escrow agreement to be entered into by Buyer, Sellers and the Escrow Agent within three (3) Business Days of the Execution Date in form and substance reasonably acceptable to Buyer and Sellers.

“Executory Contract” means any executory Contract or unexpired lease that is subject to assumption and assignment under Section 365 of the Bankruptcy Code.

“Executory Contract List” has the meaning provided such term in Section 2.5(a).

“Excluded Assets” has the meaning provided such term in Section 2.2.

“Excluded Contract” has the meaning provided in Section 2.5(a).

“Excluded Permits” has the meaning provided in Section 2.5(c).

“Excluded Liabilities” has the meaning provided such term in Section 2.4.

“Execution Date” has the meaning provided such term in the preamble.

“Executory Contract List” has the meaning provided in Section 2.5(a).

“Final Order” has the meaning provided such term in Section 7.1(a).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, county, municipal, tribal or local government or any  regulatory or administrative agency, department, division, commission, court or arbitral body, or other similar recognized organization or body of any federal, state, tribal, county, municipal, or local governmental authority or of any foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Substances” means any substance, waste, or material that is defined, designated, or listed as a “hazardous substance”, “hazardous waste” or “toxic substance” under Environmental Laws, and any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Law, including naturally occurring radioactive materials, petroleum and petroleum products or byproducts or Hydrocarbons (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or any mixture thereof), produced water, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate, casinghead gas and other liquid or gaseous hydrocarbons (or any combination or constituents thereof).

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“Indebtedness” of any Person means, without duplication, (a) the principal of and, accrued and unpaid interest, prepayment premiums or penalties and fees and expenses in respect of indebtedness of such Person for borrowed money; (b) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable incurred in the ordinary and usual course of business of normal day-to-day operations of the business consistent with past practice); (c) all capitalized lease obligations; (d) all obligations of the type referred to in clauses (a) through (c) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (e) all obligations of the type referred to in clauses (a) through (d) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Insider” has the meaning provided in Section 4.18.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property rights (whether registered or unregistered) including:  (a) patents, patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations in part, and reexaminations; (b) trademarks, trademark applications, trademark registrations, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, service mark registrations, URL’s domain names, trade dress, and logos; (c) copyrights and works of authorship in any media (including computer programs, software, databases and compilations, files, applications, Internet site content, and documentation and related items), whether or not registered, copyright registrations, and copyright applications; and (d) trade secrets and confidential information, including all source code, know-how, processes, technology, formulae, customer lists, inventions, and marketing information.

“Knowledge” means, with respect to Sellers, the actual knowledge of I. J. “Chip” Berthelot, II, Mandy Bush, Roy E. Bertolatus, David Garrett, Stanley Overstreet and Victor Davis, in each case after reasonable inquiry with respect to such fact or other matter.

“Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, Order or determination of a Governmental Authority, or any requirement under the common law.

“Lenders” has the meaning provided such term in clause (j) of the definition of “Permitted Liens.”

“Liabilities” means any and all debts, Indebtedness, Liens, losses, damages, adverse claims, liabilities, fines, penalties, duties, responsibilities and obligations of any nature whatsoever, whether accrued or fixed, vested, absolute or contingent, known or unknown, disputed or undisputed, liquidated or unliquidated, direct or indirect, asserted or unasserted, matured or unmatured, due or to become due, or determined or determinable, and whether in contract, tort, strict liability or otherwise, including those arising under any Law, including any Environmental Law, and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

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“Lien” means any liens, pledges, mortgages, deeds of trust, security interests, leases, licenses, charges, claims, encroachments, easements or other encumbrances or defects of any kind, including any right of first offer, right of first refusal or claim or interest of another Person of any kind or nature, and including any Contract granting any of the foregoing.

“MCF” means one thousand standard cubic feet.

“Marlin Midstream” has the meaning provided such term in the preamble.

“Material Contract” has the meaning provided such term in Section 4.5(a).

“Omitted Contract Order” has the meaning provided in Section 2.5(b).

“Order” means any order, writ, injunction, decree, award, judgment, ruling, compliance or consent order or decree, settlement agreement, or similar binding legal agreement issued by or entered into by Sellers with a Governmental Authority.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreements or similar formation or governing documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Termination Date” means April 14, 2017.

“Party” or “Parties” has the meaning provided such term in the preamble.

“Petition Date” means January 30, 2017.

“Permits” means any permit, license, certificate, consent, approval, waiver, authorization, registration and any similar item issued by any Governmental Authority or quasi-governmental entity of any kind.

“Permitted Liens” means with respect to any Asset:

(a)                                 required notices to and filings with a Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(b)                                 rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental Authorities;

(c)                                  Liens for Taxes, assessments and similar charges that are not yet delinquent or are being contested in good faith by appropriate proceedings;

(d)                                 mechanic’s, materialman’s, carrier’s, repairer’s, contractor’s and other similar Liens that are not yet delinquent;

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(e)                                  rights of use, easements, rights-of-way, permits, licenses, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such Asset, in each case, to the extent the same do not materially affect or impair the ownership, operation or use of such Asset;

(f)                                   with respect to any Real Property Interest, all matters of public record, to the extent valid and subsisting;

(g)                                  any undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to operation or use of such Asset;

(h)                                 Assigned Permits, zoning and planning ordinances and municipal regulations, in each case governing or affecting the use, occupancy or development of such Asset;

(i)                                     Liens arising by, through or under (i) Buyer or any of its agents or representatives, or (ii) the Third Party owner of the lands underlying any non-fee Real Property Interest to the extent the same do not materially affect or impair the ownership, operation or use of any affected Asset;

(j)                                    Liens to be satisfied or released at or in connection with the Closing, including Liens under that certain Credit Agreement, dated February 27, 2015, by and among Sellers, Wells Fargo, National Association, as administrative agent, and other lenders thereto (collectively the “Lenders); and

(k)                                 statutory Liens securing amounts owed on account of gas purchases, provided that all such Liens securing any purchases made prior to the Closing will be extinguished through payment by Sellers of the related Cure Amounts in accordance with the Sale Order.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pipeline System” has the meaning provided such term in Section 2.1(a).

“Plants” has the meaning provided such term in Section 2.1(b).

“Post-Closing Tax Period” has the meaning provided such term in Section 11.2(a).

“Pre-Closing Tax Period” has the meaning provided such term in Section 11.2(a).

“Preferential Right Amount” means $23,000,000.00.

“Preferential Right Asset” means the gathering facilities described on Schedule 2.6.

“Preferential Right Contract” means that certain Master Gas Gathering Agreement, dated January 29, 1993, by and between Talco Midstream Assets, Ltd., successor-in-interest to Talco Gas Gathering Company, and BP America Production Company, successor-in-interest to Amoco Production Company,

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as amended by that certain First Amendment to Master Gas Gathering Agreement, effective as of January 1, 2014, as further amended by that certain Second Amendment to Master Gas Gathering Agreement, effective as of January 1, 2016.

“Preliminary Settlement Statement” has the meaning provided such term in Section 3.5.

“Prevailing Bidder” has the meaning set forth in the Bid Procedures Order.

“Previously Omitted Contract” has the meaning provided in Section 2.5(b).

“Proceeding” means any action, arbitration, audit, cause, complaint, charge, hearing, inquiry, investigation, litigation, proceeding, review or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

“Property Expenses” means all costs and expenses (including (a) costs of insurance, (b) payments under the instruments creating the Real Property Interests and other rental payments and (c) capital expenditures) incurred in connection with the ownership of the Assets and/or the operation and use of the Assets, but excluding any Taxes.

“Property Taxes” means ad valorem, property and similar Taxes (including any interest, penalties or additional amounts that may be imposed with respect thereto) attributable to the ownership or operation of the Assets.

“Purchase Price” has the meaning provided such term in Section 3.1.

“Real Property Interests” has the meaning provided such term in Section 2.1(d).

“Records” means all documents, instruments, papers, books and records (including financial, accounting and, with respect to employees of Sellers hired by Buyer and to the extent allowed by applicable law, personnel files), books of account, files and data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), catalogs, brochures, sales literature, marketing, advertising, packaging and promotional material, certificates and other documents and all other business and other records, in each case, used in or associated with the ownership of the Assets, including, without limitation, (a) land and title records (including abstracts of title and title opinions), (b) contract files, (c) correspondence, (d) maps, operations, environmental, production and accounting records, (e) facility and engineering files, (f) environmental, health and safety files, (g) permitting files, (h) all “job books” that exist as of the Execution Date and that are related to the Assets and (i) all Assigned Contracts and Assigned Permits.

“Reimbursement” has the meaning provided such term in Section 9.1.

“Remediation” means any action necessary protect against and/or respond to, remove, clean up, remediate, investigate, or monitor the release or threatened release of Hazardous Substances into the environment.

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“Representatives” means a Person’s directors, officers, employees, agents or advisors (including attorneys, accountants, auditors, consultants, bankers, financial advisors and any representatives of those advisors).

“Restricted Information” has the meaning provided such term in Section 6.11.

“Sale Order” means a Bankruptcy Court Order that approves Sellers’ performance under this Agreement for the sale to Buyer of the Assets and assignment to Buyer of the Assumed Liabilities and Assigned Contracts, in a form reasonably satisfactory to Buyer.

“Sale Process” means the procedures for Sellers’ marketing of the Assets to Persons who may make higher and better offers to acquire such Assets, all as outlined in the Bid Procedures Order.

“Salt Water” means produced water, flowback water and other water and substances generated from the exploration for and production of hydrocarbons.

“Schedules” has the meaning provided in Section 1.2(e).

“Security Arrangements” has the meaning provided in Section 4.20.

“Seller” or “Sellers” has the meaning provided such term in the preamble.

“Seller Marks” has the meaning provided such term in Section 6.6.

“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is or would reasonably be expected to materially adversely affect the Assets or the value or operation of the Assets, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect, except in the case of clause (b) below, to the extent that the Assets are disproportionately impacted thereby as compared to other similar assets in the same or similar industries: any adverse change, effect, event, occurrence, state of facts or development attributable to (a) the announcement or pendency of the transactions contemplated by this Agreement or the filing or pendency of the Bankruptcy Cases; (b) conditions affecting the industry in which Sellers participate that are not unique to Sellers, the U.S. economy as a whole or the capital markets in general or the markets in which Sellers operate; (c) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (d) any change in applicable Law or the interpretation thereof after the Execution Date; (e) any change in GAAP; (f) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, or (g) the failure of Sellers to meet or achieve the results set forth in any internal projection (provided that the underlying causes of such failures shall not be so excluded unless such underlying causes are otherwise excluded under another clause of the definition of “Seller Material Adverse Effect”).

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

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“SWD Wells” has the meaning provided such term in Section 2.1(c).

“Talco Midstream” has the meaning provided such term in the preamble.

“Tax” and “Taxes” means (a) all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, margin, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, production, utility, transaction, net worth, royalty, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, workers compensation, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and (b) all estimated taxes, deficiency assessments, additions to tax, penalties and interest; and (c) any liability for any item described in clauses (a) or (b), payable by reason of contract, assumption, transferee or successor liability, as a result of being a member of a combined, consolidated, or unitary group for any period, by operation of Law or otherwise, and in each case whether disputed or otherwise.

“Tax Audit” has the meaning provided such term in Section 11.4.

“Tax Returns” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Governmental Authority, including any attachments thereto and amendments thereof, filed or required to be filed in connection with the determination, assessment, or collection of any Tax.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Transaction Documents” means the documents executed and delivered by the Parties at the Closing in consummation of the transactions contemplated by this Agreement and any other Contract or document by and among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.

“Transaction Expenses” means all reasonable documented, out-of-pocket fees and expenses payable to any agent or consultant, including attorneys, brokers, finders, financial and other advisors and accountants and other fees, costs and expenses, including fees, costs and expenses relating to environmental investigations and reports, due diligence, surveys, lien searches, and title searches, relating to the preparation for, or the discussion, negotiation, documentation and closing of, the transactions contemplated by this Agreement; provided, however, that Transaction Expenses shall not include any fees and expenses associated with the financing of the Purchase Price.

“Transfer Tax” or “Transfer Taxes” has the meaning provided such term in Section 11.1.

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“Transition Services Agreement” means the transition services agreement between the Parties, as may be mutually agreed-upon by the Parties prior to Closing.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Turkey Creek” has the meaning provided such term in the preamble.

“United States” means the United States of America.

“Vehicles” has the meaning provided in Section 2.1(h).

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